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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Corn Products International, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
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	(4)	Date Filed: N/A

5 Westbrook Corporate Center, Westchester, Illinois 60154

April 9, 2009

Dear Stockholder:

        It is my pleasure to invite you to Corn Products International's 2009 Annual Meeting of Stockholders. This year's meeting will be held on Wednesday, May 20, at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Road and Wolf Road), in Westchester, Illinois. The annual meeting will be held solely to vote on each of the matters described in the proxy statement, which follows. We do not expect any other business will be transacted.

        We are pleased again to be taking advantage of the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders on the Internet. This rule allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On April 9, 2009, we mailed to most of our stockholders a notice containing instructions on how to access our proxy statement and 2008 Annual Report to Stockholders and vote online. Other stockholders will continue to receive a copy of the proxy statement and annual report by mail. The notice and the proxy statement contain instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you only received a notice by mail, and the proxy statement contains instructions on how you can elect to receive your proxy statement and annual report electronically by e-mail, if you received them by mail this year.

        Your vote is important, whether or not you plan to attend the meeting, and we encourage you to vote promptly. You may vote your shares on the Internet or via a toll-free telephone number. Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and the proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form or notice provided by the record holder.

        We look forward to seeing you at the annual meeting.

Sincerely,

Samuel C. Scott III Chairman, President and Chief Executive Officer

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2009 Annual Meeting of Stockholders of Corn Products International, Inc. will be held at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Road and Wolf Road), in Westchester, Illinois, on Wednesday, May 20, 2009, at 9:00 a.m., local time, for the following purposes:

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  to elect the three Class III directors named in the attached proxy statement, each of whose term is expiring at the annual meeting, for a new term of three years,

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  to ratify the appointment of KPMG LLP as the Independent Registered Public Accounting Firm of the company and its subsidiaries, in respect of the company's operations in 2009,

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  to consider and vote upon a proposal to request the Board of Directors to eliminate classification of the terms of the Board of Directors to require that all directors stand for election annually, if such proposal is properly presented at the meeting, and

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  to transact other business, if any, that is properly brought before the meeting and any adjournment or adjournments thereof.

        Stockholders of record at the close of business on March 23, 2009 will be entitled to vote at the meeting and at any adjournment of the meeting.

        Attendance at the meeting will be limited to stockholders, those holding proxies from stockholders, and invited guests from the media and financial community. For ten days before the meeting, a list of stockholders will be available for inspection during ordinary business hours at the company's offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154.

        This proxy statement and our annual report to stockholders and the proxy are being made available to stockholders on or about April 9, 2009.

        Your vote is important. Whether or not you expect to attend the annual meeting, please ensure that your vote will be counted by voting on the Internet or by toll-free telephone number, as described in the enclosed materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Mary Ann Hynes Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

April 9, 2009

ADMISSION TO THE 2009 ANNUAL MEETING

        An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who own Corn Products common stock as of the close of business on March 23, 2009 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

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  If you received in the mail a notice of availability of the proxy materials electronically on the Internet, the notice constitutes your admission ticket.

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  If your Corn Products shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail which will serve as your admission ticket.

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  If your Corn Products shares are held in a bank or brokerage account, vote your shares in accordance with your voting instruction form, if one is provided by your bank or broker, or contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Corn Products common stock on March 23, 2009.

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  If your Corn Products shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

        You must present your admission ticket at the door for admission of yourself and one guest. Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

        The use of cameras at the annual meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room.

General Information	1
Proposal 1. Election of Directors	7
The Board and Committees	12
Director Compensation	16
Security Ownership of Certain Beneficial Owners and Management	19
Executive Compensation	21
Compensation Discussion and Analysis	21
Summary Compensation Table	33
Grants of Plan-Based Awards in Fiscal 2008	37
Outstanding Equity Awards at 2008 Fiscal Year-End	38
Option Exercises and Stock Vested in Fiscal 2008	40
Pension Benefits in Fiscal 2008	40
Nonqualified Deferred Compensation in Fiscal 2008	41
Potential Payments upon Termination	42
Compensation Committee Report	47
Equity Compensation Plan Information as of December 31, 2008	48
Independence of Board Members	48
Review and Approval of Transactions with Related Persons	49
Certain Relationships and Related Transactions	50
2008 and 2007 Audit Firm Fee Summary	51
Audit Committee Report	51
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	52
Proposal 3. Stockholder Proposal to Request the Board of Directors to Eliminate Classification of the Terms of the Board of Directors to Require that All Directors Stand for Election Annually	52
Other Matters	53
Other Information	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Additional Information	53
Appendix A: Corn Products International Board Membership and Director Candidate Selection Criteria	55

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154

PROXY STATEMENT

General Information

Why am I receiving these materials?

        The Board of Directors of Corn Products International, Inc. is soliciting proxies to be voted at the Annual Meeting of Stockholders (the annual meeting) to be held on Wednesday, May 20, 2009, and at any adjournment of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by law. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in the Corn Products International, Inc. Retirement Savings Plans, has delivered paper copies of these materials to you by mail, in connection with the Board's solicitation of proxies for use at our 2009 annual meeting. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. In this proxy statement we refer to Corn Products International, Inc. as "Corn Products," the "company," "we" or "us."

What is included in these materials?

        These materials include:

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  This proxy statement for the annual meeting; and

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  Our 2008 Annual Report to Stockholders, which includes our audited consolidated financial statements.

        If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

        This year, we are pleased again to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (notice of availability) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn't I receive a notice about the Internet availability of the proxy materials?

        We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Corn Products International, Inc. Retirement Savings Plans, with paper copies of the proxy materials instead of a notice of availability of the proxy materials.

How can I access the proxy materials over the Internet?

        Your notice of availability of the proxy materials, proxy card or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting on the Internet.

        Our proxy materials are also available on our website at http://www.cornproducts.com. If you received your proxy materials in the mail, you can instruct us to send our future proxy materials to you electronically by e-mail on the website where you can vote and on our website. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

        Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

What will the stockholders vote on at the annual meeting?

        Three items:

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  election of the three Class III directors named in this proxy statement, each for a term of three years,

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  ratification of the appointment of our independent registered public accounting firm and

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  if properly presented, a stockholder proposal to request the Board of Directors to eliminate classification of the terms of the Board of Directors to require that all directors stand for election annually.

Will there be any other items of business on the agenda?

        We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, nominations, have already passed. Nonetheless, in case there is any unforeseen need, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to other matters that might be brought before the meeting. Those persons intend to vote the proxy as to such matters in accordance with their best judgment.

Who is entitled to vote?

        Stockholders as of the close of business on March 23, 2009 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

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  held directly in your name as a stockholder of record,

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  held in your account with a broker, bank or other nominee or

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  attributed to your account(s) in the Corn Products International Stock Fund of the company's Retirement Savings Plans or the company's automatic dividend reinvestment plan.

What constitutes a quorum?

        A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 74,743,916 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each item?

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  The three nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in a nominee receiving fewer votes but will not count as votes against a nominee.

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  The ratification of the appointment of our independent registered public accounting firm will be approved if it receives the favorable vote of a majority of the votes present at the meeting in person or by proxy and entitled to vote. A vote to "abstain" on the independent registered public accounting firm ratification proposal will be counted as present for quorum purposes and will be considered as being present for the vote on that proposal, but it will not be counted as a vote cast "for" that proposal and will, therefore, have the effect of a vote "against" the proposal.

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  The favorable vote of a majority of the votes present at the meeting in person or by proxy and entitled to vote is required to adopt the stockholder proposal requesting the Board of Directors to eliminate classification of the terms of the Board of Directors to require that all directors stand for election annually. For the stockholder proposal, an abstention will have the same effect as a vote "against" the proposal.

        Broker nonvotes.    If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors, the ratification of auditors and the stockholder proposal, the broker may vote your shares in its discretion. For other proposals, none of which are anticipated, the broker may not vote your shares. When that happens, it is called a "broker nonvote."

How do I vote?

        If you are a stockholder of record or are holding a proxy for a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot during the meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the notice of Internet availability of proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or if you receive paper copies of the proxy materials by mail, you can vote on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

        You can utilize these methods to vote:

          By the Internet.     You may vote online at www.proxyvote.com by following the instructions provided in the notice of Internet availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions on the enclosed proxy card. You will need your 12-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Time on May 19, 2009.

          By telephone.     You may vote by telephone at 1-800-690-6903. You will need the 12-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Voting by telephone has the same effect as voting by mail or the Internet. Telephone voting will be available until 11:59 p.m. Eastern Time on May 19, 2009.

          By mail.    If you received a paper copy of the proxy materials, you may vote by signing and dating each proxy card you receive and returning it to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date or by attending the meeting and voting in person. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the company's Corporate Secretary in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Mary Ann Hynes, Corporate Secretary, Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I vote shares that are held by my broker?

        If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting on the Internet, by telephone and by mail.

How do I vote in person?

        If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote on the Internet, by telephone or by proxy card even if you plan to attend the meeting.

How will the proxies be voted?

        The shares represented by all valid proxies received by Internet, by telephone or by mail will be voted in the manner specified. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf for the election of the nominees for director listed below and for the ratification of the appointment of our independent registered public accounting firm, but will not vote with respect to the stockholder proposal to request the Board of Directors to eliminate classification of the terms of the Board of Directors to require that all directors stand for election annually.

        Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

How do I vote my shares in the Corn Products International Stock Fund of the Company's Retirement Savings Plans?

        You may instruct the plan trustee on how to vote your shares in the Corn Products International Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m. Eastern Time on Sunday, May 17, 2009 or by mail received no later than 11:59 p.m. Eastern Time on Friday, May 15, 2009 in order to have your shares in the Corn Products International Stock Fund voted at the annual meeting.

How many shares in the Corn Products International Stock Fund of the Company's Retirement Savings Plans can I vote?

        You may vote all the shares allocated to your account on the record date.

What happens if I do not vote my Retirement Savings Plan shares?

        Your shares will not be voted. The Trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

        It means that you hold shares in more than one account. To ensure that all your shares are voted, if you vote on the Internet or by telephone, you will need to vote once for each notice of availability, proxy card and voting instruction card you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card.

Who tabulates the votes?

        The votes are tabulated by an independent inspector of election, Broadridge Financial Solutions, Inc.

What should I do if I want to attend the annual meeting in person?

        An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who own Corn Products common stock as of the close of business on March 23, 2009 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

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  If you received a notice of Internet availability of the proxy materials in the mail, the notice constitutes your admission ticket.

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  If your Corn Products shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail which will serve as your admission ticket.

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  If your Corn Products shares are held in a bank or brokerage account, vote your shares in accordance with your voting instruction form, if one is provided by your bank or broker, or contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Corn Products common stock on March 23, 2009.

  •
  If your Corn Products shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

How do I contact the Board of Directors?

        Interested parties may communicate directly with any member of the Board of Directors, including the Lead Director, or the non-management directors, as a group, by writing in care of:

  Corporate Secretary
  Corn Products International, Inc.
  5 Westbrook Corporate Center
  Westchester, Illinois 60154

        The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chairperson according to the subject matter of the communication, except for solicitations or other matters unrelated to the company. Communications addressed directly to the Lead Director, the non-management directors, as a group, or any individual director will be forwarded to the Lead Director, each non-management member of the board or the individual director, as the case may be.

Who is paying for the costs of this proxy solicitation?

        Corn Products is paying the costs of the solicitation of proxies. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

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  Forwarding the notice of availability to beneficial owners,

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  Forwarding paper proxy materials by mail to beneficial owners, and

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  Obtaining beneficial owners' voting instructions.

        In addition to soliciting proxies by the Internet and mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail or by telephone.

How do I submit a stockholder proposal for the 2010 annual meeting?

        Our 2010 annual meeting is scheduled for Wednesday, May 19, 2010. If a stockholder intends to present a proposal at the 2010 annual meeting and wishes to have the proposal included in the company's proxy statement for the 2010 annual meeting, he or she must submit the proposal in writing so that we receive it by December 10, 2009. Proposals should be addressed to our Corporate Secretary, Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154. In addition, our by-laws provide that any stockholder wishing to present any business at the annual meeting must give the company written notice not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date that this proxy statement was released. That notice must provide certain other information as described in our by-laws. Copies of the by-laws are available online in the "Governance" section of our website at http://www.cornproducts.com. There are other procedural requirements in our by-laws pertaining to stockholder nominations and proposals. Any stockholder may receive a current copy of our by-laws, without charge, by writing to our Corporate Secretary.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        The Securities and Exchange Commission's rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings with respect to holders who want to receive paper materials. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2008 Annual Report to Stockholders will be published and available for viewing and copying in the

"Investors" section of our website at http://www.cornproducts.com, in addition to being available at the site stated in the notice of availability.

        If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

        Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

        Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proposal 1. Election of Directors

        Under our certificate of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The terms of three Class III directors are expiring at the annual meeting. These three directors are nominated for election, with each nominee to hold office for a three-year term expiring in 2012. The three directors standing for election and our other continuing directors are listed on pages 7 to 11, with brief biographies.

        All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees cannot be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless it has reduced its membership prior to the annual meeting. The board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the Annual Meeting of Stockholders in the year indicated on this and the following pages and until their successors have been elected and have qualified.

Nominees for three-year terms as Class III directors expiring in 2012

LUIS ARANGUREN-TRELLEZ

  Age — 47
  Director since May 2003
  Member of the Finance Committee

Executive President of Arancia Industrial, S.A. de C.V.

        Mr. Aranguren-Trellez has been, since June 1, 2000, the Executive President of Arancia Industrial, S.A. de C.V., a holding company with interests in the food and enzyme industries, special textile rent to hospital sector and food service and logistics. Arancia Industrial is a Mexican company that is owned by Mr. Aranguren-Trellez and his brothers. Arancia Industrial was the former joint venture partner with the company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., Corn Products' Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. He was also a director of Sistemas Pecuarios, S.A. de C.V. from 1998 to 2004, a joint venture between private Mexican and Great Britain companies, and he is at present Chairman of PFS de Mexico, S.A. de C.V., a private Mexican company in the food service and logistics area controlled by Arancia Industrial. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., the Citicorp Mexican bank subsidiary.

PAUL HANRAHAN

  Age — 51
  Director since March 2006
  Member of the Compensation Committee

President and Chief Executive Officer of The AES Corporation

        Mr. Hanrahan has since June 2002 been the President and Chief Executive Officer of The AES Corporation, one of the world's leading independent power producers. He was Executive Vice President and Chief Operating Officer of The AES Corporation and President and Chief Executive Officer of AES China Generating Co., Ltd. from 1993 until June 2002 and Managing Director of AES Transpower from 1990 until 1993. He joined AES in 1986 as a Project Director. Mr. Hanrahan serves as a director of The AES Corporation.

WILLIAM S. NORMAN

  Age — 70
  Director since November 1997
  Lead Director, Chairman of the Corporate Governance and Nominating Committee
  and member of the Compensation Committee

Former President and Chief Executive Officer of the Travel Industry Association

        Mr. Norman retired in January 2005 from the Travel Industry Association, a trade association for the travel industry, where he had been President and Chief Executive Officer since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK), a rail transportation company, from 1987 to 1994. He is the Chairman of the Board of LMI, a nonprofit government consulting organization dedicated to improving management of the US Federal Government, and a director of the U.S. Travel Association. He is also a Vice Chairman of the Board of Trustees of West Virginia Wesleyan College and a member of the Board of Overseers of the Hospitality Hall of Honor and Archives.

The Board recommends that you vote FOR the nominees for Class III directors.

Continuing Class I directors with terms expiring in 2010

KAREN L. HENDRICKS

  Age — 60
  Director since November 2000
  Member of the Finance Committee

Former Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company

        Ms. Hendricks is the former Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company of Cincinnati, Ohio, a maker of fine musical instruments, where she served in those positions from 1994 to April 2001. From March 2003 until June 2005 she served as a Leadership Development Consultant at Lee Hecht Harrison, a global career management services organization. Ms. Hendricks completed a nine-year term on the Board of Trustees of The Ohio State University in May 2008.

BERNARD H. KASTORY

  Age — 63
  Director since November 1997
  Member of the Audit Committee

Former Professor of Business Administration at Skidmore College and Former Senior Corporate Executive at Bestfoods

        Mr. Kastory taught business strategy in the Business Department at Skidmore College, a private, liberal arts college, from 2001 until his retirement in December 2007. He served as a Senior Vice President of Bestfoods (formerly known as CPC International) from 1999 to 2001 with responsibility for its Asian, Latin American and Baking divisions. Bestfoods, which was acquired by Unilever in 2000, was a global producer of consumer food products. Previously, he served as Senior Vice President — Finance and Administration of Bestfoods from 1997 until 1999, as Chairman and Chief Executive Officer of Bestfoods' Baking Business from 1995 until 1997 and as President of its Corn Refining Business and Vice President of CPC International since 1992. Mr. Kastory is a member of the Advisory Board of Bimbo Bakeries USA, an affiliate of Grupo Bimbo, a member of the Finance Committee of Double H Ranch, a camp for children with terminal illnesses, and a Trustee of Skidmore College.

BARBARA A. KLEIN

  Age — 54
  Director since March 2004
  Chairperson of the Audit Committee and member of the Corporate Governance and
  Nominating Committee

Former Senior Vice President and Chief Financial Officer of CDW Corporation

        Ms. Klein served as the Senior Vice President and Chief Financial Officer of CDW Corporation, a direct marketer of multi-brand information technology products, from 2002 until she retired in May 2008. CDW was acquired by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners on October 12, 2007. Previously, she served as the Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation, a telecommunications company, from 1996 to 2000. Ms. Klein is a director of Cabot Microelectronics Corporation. Ms. Klein belongs to the Financial Executives Institute, the Chicago Finance Exchange and The Chicago Network. She also serves on the board of Ladder Up, a not-for-profit entity.

SAMUEL C. SCOTT III

  Age — 64
  Director since November 1997

Chairman, President and Chief Executive Officer of the Company

        Mr. Scott has served as Chairman and Chief Executive Officer of the company since February 2001 and President since 1997. Mr. Scott also served as Chief Operating Officer from 1997 through January 2001. Previously, he served as President of the worldwide Corn Refining Business of CPC International, Inc.; now Unilever Bestfoods, from 1995 to 1997 and was President of CPC International's North American Corn Refining Business from 1989 to 1997. He was elected a Vice President of CPC International in 1991. Mr. Scott is a director of Motorola, Inc., The Bank of New York Mellon Corporation, Abbott Laboratories, Northwestern Memorial HealthCare, ACCION

International, The Executives' Club of Chicago, The Chicago Council on Global Affairs and the Chicago Urban League. He is also a Trustee of the Conference Board. Mr. Scott is Chairman of Motorola's Compensation and Leadership Committee. Mr. Scott has announced his intention to retire from the company effective May 4, 2009. See "Management Succession" below.

Continuing Class II directors with terms expiring in 2011

RICHARD J. ALMEIDA

  Age — 66
  Director since July 2001
  Chairman of the Compensation Committee and member of the Corporate Governance and Nominating Committee

Former Chairman and Chief Executive Officer of Heller Financial, Inc.

        Mr. Almeida retired in 2001 as Chairman and Chief Executive Officer of Heller Financial, Inc., a commercial finance and investment company, a position he had held since 1995. He served as Executive Vice President and Chief Financial Officer of Heller Financial from 1987 until 1995. Before that service, he was an executive with Citicorp/Citibank, a full service bank, serving in various capacities. Mr. Almeida is a director of UAL Corporation, CARE(USA) and High Jump. Previously, he was a member of the boards of E-Funds Corp. and The Marmon Group.

GREGORY B. KENNY

  Age — 56
  Director since March 2005
  Chairman of the Finance Committee and member of the Corporate Governance and Nominating Committee

President and Chief Executive Officer of General Cable Corporation

        Mr. Kenny has been President and Chief Executive Officer of General Cable Corporation since August 2001 and a director of General Cable Corporation since 1997. General Cable Corporation is a manufacturer of aluminum, copper, and fiber-optic wire and cable products. From 1999 to 2001 he served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999 he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997 he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994 he served as President, Consumer Products Group. Mr. Kenny is also a director of Cardinal Health, Inc. and a member of the Board of Governors for NEMA (National Electrical Manufacturers Association). In addition, Mr. Kenny serves on the boards of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, United Way of Greater Cincinnati, and The International Cablemakers Federation.

JAMES M. RINGLER

  Age — 63
  Director since July 2001
  Member of the Audit Committee

Chairman of the Board of Teradata Corporation

        Mr. Ringler has served as Chairman of the Board of Directors of Teradata Corporation, a data warehousing and business intelligence solutions company, since September 2007. Previously, Mr. Ringler served as the Chairman of the Board of NCR Corporation, an information technology company, from March 2005 to September 2007. He served as the interim Chief Executive Officer of NCR from March 2005 until September 2005 and was a member of the NCR Board of Directors from November 2003 until September 2007. Mr. Ringler retired in December 2004 as Vice Chairman of Illinois Tool Works Inc. where he had worked since 1999. Illinois Tool Works Inc. is a multinational manufacturer of highly engineered products and specialty systems. From October 1997 to December 1999, he was Chairman of the Board, President and Chief Executive Officer of Premark International, Inc., a multinational manufacturer and marketer of food equipment, decorative products and consumer products. From 1996 to September 1997, he served as President and Chief Executive Officer of Premark International, Inc. and as President and Chief Operating Officer from 1992 until 1996. Mr. Ringler is also a director of The Dow Chemical Company, FMC Technologies, Inc., Autoliv, Inc. and John Bean Technologies Corporation.

Management Succession

        On April 7, 2009, the company announced that S. C. Scott will retire as the company's Chairman, President and Chief Executive Officer on May 4, 2009, and that the board had elected Ilene S. Gordon to succeed Mr. Scott effective upon his retirement. It is also anticipated that effective May 4, 2009, Ms. Gordon will be appointed to the board as a Class I director with a term expiring in 2010. The board has not yet determined the committees of the board, if any, to which Ms. Gordon will be named. Mr. Scott will continue to serve on the board until his resignation on May 4, 2009 and thereafter will serve as a consultant to the company for the remainder of 2009.

        Ms. Gordon, age 55, has been President and Chief Executive Officer of Alcan Packaging, a multinational company engaged in flexible and specialty packaging, since October 2007. Alcan Packaging is a business unit of Rio Tinto Alcan. From December 2006 to October 2007, Ms. Gordon was a Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Packaging. Alcan Packaging was acquired by a subsidiary of Rio Tinto plc in October 2007. From 2004 until December 2006, Ms. Gordon served as President of Alcan Food Packaging Americas, a division of Alcan Inc. From 1999 until Alcan's December 2003 acquisition of Pechiney Group, Ms. Gordon was a Senior Vice President of Pechiney Group and President of Pechiney Plastic Packaging, Inc., a flexible packaging business. Prior to joining Pechiney in June 1999, Ms. Gordon spent 17 years with Tenneco Inc., where she most recently served as Vice President and General Manager, heading up Tenneco's folding carton business. Ms. Gordon also serves as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management business, and United Stationers Inc., a wholesale distributor of business products and a provider of marketing and logistics services to resellers.

        Ms. Gordon was identified and recommended to the Compensation Committee of the board by a third-party search firm engaged by the Committee as part of its search process for a successor to Mr. Scott. The Compensation Committee in turn recommended Ms. Gordon to the full Board.

The Board and Committees

        The business and affairs of the company are conducted under the direction of its Board of Directors.

        The Board of Directors is currently comprised of 10 directors, nine of whom are outside (non-employee) directors.

        In the interim between annual meetings, the board has the authority under the company's by-laws to increase or decrease the size of the board and to fill vacancies. As described above, it is anticipated that the board will appoint Ms. Gordon to fill the vacancy resulting from the resignation of Mr. Scott.

        The Board of Directors has determined that the following eight directors satisfy the New York Stock Exchange's definition of independent director: R. J. Almeida, P. Hanrahan, K. L. Hendricks, B. H. Kastory, G. B. Kenny, B. A. Klein, W. S. Norman and J. M. Ringler.

        The board held 25 meetings in 2008. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2008. As a group, the directors' meeting attendance averaged 93 percent for the year.

        The company encourages, but does not require, its directors to attend the annual meeting. Last year, all 10 of our directors attended the annual meeting.

        Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. "Non-management" directors are all those who are not company officers and may include directors who are not "independent" by virtue of the existence of a material relationship with the company.

        Board policy requires outside directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the CEO, are required to retire from the board upon retirement as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

        The company's Governance Principles and Policies on Business Conduct are available in the "Governance" section of the company's website at http://www.cornproducts.com.

        Lead Director.    William S. Norman is the Lead Director. The responsibilities of the Lead Director include attending and presiding at meetings of the Board of Directors in the absence of the Chairman and presiding at executive sessions conducted without management, except for meetings where executive performance and compensation are discussed, which are presided over by the chairman of the Compensation Committee. The Lead Director serves as a liaison between the directors and the Chief Executive Officer, provides direct feedback to the Chief Executive Officer on a variety of matters discussed in the executive sessions without management and serves as an informal communication link between the directors and management. The Lead Director oversees that the board discharges its responsibilities and helps to manage the boundaries between board and management responsibilities. He or she also makes recommendations to the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee regarding matters to be included on the board agendas and the informational needs associated with those agendas and presentations. The Lead Director works with the Chairman of the Board to ensure that the board works in an independent, productive fashion and is alert to its obligations to the stockholders. He or she works with the Chairman of the Board to ensure that board meetings are conducted in such a manner as to allow adequate time and opportunity for appropriate discussion of matters brought before the board. The Lead Director has the authority to call meetings of independent directors and assumes those other responsibilities which the independent directors may designate from time to time.

        Committees of the Board.    The board currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the "Governance" section of our website at http://www.cornproducts.com.

Audit Committee

        Our Audit Committee is comprised entirely of independent directors, as "independent" is defined under the rules of the New York Stock Exchange. Each of the members of the Audit Committee is "financially literate" as required by the rules of the New York Stock Exchange. The board has determined that the company has more than one member of the Audit Committee who meets the legal requirements of an audit committee financial expert, one of whom is Ms. Barbara A. Klein, the Chairperson of the Committee.

        This committee assists the board in fulfilling its oversight responsibilities in the areas related to the financial reporting process and the systems of financial control. The Audit Committee also acts as a separately-designated standing audit committee established in accordance with the Securities Exchange Act of 1934 (the Exchange Act). The company's independent auditors are accountable to and meet privately with this committee on a regular basis. This committee also conducts ongoing reviews of potential related party transactions, including the review and approval of all "related party transactions" as defined under Securities and Exchange Commission rules.

        Members of the Audit Committee are B. A. Klein (Chairperson), B. H. Kastory and J. M. Ringler. This committee held nine meetings during 2008 and has furnished the report appearing on page 51.

Compensation Committee

        Our Compensation Committee is comprised entirely of independent directors, as "independent" is defined under the rules of the New York Stock Exchange. Each of the members of the Compensation Committee is also a "non-employee director" as that term is defined under Exchange Act Rule 16b-3 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3).

        This committee:

  •
  together with our other independent, outside, non-employee directors, discharges the board's responsibilities relating to compensation of our Chief Executive Officer,

  •
  reviews and approves the compensation of executive officers of the company other than the Chief Executive Officer, employee benefit plans in which the executive officers participate and the compensation of outside directors,

  •
  administers our executive compensation programs and assures that compensation programs are implemented according to our compensation philosophy as established by the Compensation Committee and that compensation actions are aligned with the business strategy, expected financial results and the interests of stockholders,

  •
  annually reviews the design of our compensation plans,

  •
  reviews the performance and succession of our elected officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate-monitored employees and

  •
  administers our deferred compensation plan for our non-employee directors.

        Our Compensation Committee, together with our other independent, outside, non-employee directors, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluates our Chief Executive Officer's performance in light of those goals and objectives and, together with our other independent, outside, non-employee directors establishes our Chief Executive Officer's compensation, based on the Committee's evaluation of the Chief Executive Officer's performance.

        The corporate goals and objectives are developed by our management and approved by the board. Management recommends base salaries and short- and long-term incentive awards for our executive officers other than our Chief Executive Officer, based on external market information and internal equity. Our Compensation Committee reviews these recommendations and approves the base salaries and short- and long-term incentive awards for the executive officers of the company other than our Chief Executive Officer. The Compensation Committee also reviews and approves compensation under equity-based plans for our executives other than our Chief Executive Officer.

        Our Compensation Committee has an independent consultant, Hewitt Associates, LLC, to advise it with respect to incentive plan design, external market information and other compensation matters. Hewitt Associates generally attends meetings of the Committee and also communicates with the Committee outside of meetings. Our Compensation Committee has told Hewitt Associates that:

  •
  they are to act independently of management,

  •
  they are to act at the direction of the Compensation Committee,

  •
  their ongoing engagement will be determined by the Committee,

  •
  they are to keep the Committee informed of trends and regulatory developments,

  •
  they are to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us, and

  •
  they are to provide detailed comparative data regarding executive officer compensation.

        Payments to Hewitt Associates for services provided in 2008 other than those provided to the Compensation Committee constituted less than 10% of payments to Hewitt Associates for services provided in 2008.

        Our Compensation Committee meets with our Chief Executive Officer annually to review the performance of our executive officers. This meeting includes an in-depth review of our executive officers' performance and our succession plans. The same review is presented to the full board each year. Similarly, the Compensation Committee reviews the Chief Executive Officer's performance and meets independently of the Chief Executive Officer to discuss his compensation. This review is also presented to the full board each year.

        Our Chief Executive Officer generally attends meetings of the Compensation Committee by invitation of the Committee.

        The members of the Compensation Committee are R. J. Almeida (Chairman), W. S. Norman and P. Hanrahan. This committee held four meetings during 2008.

Corporate Governance and Nominating Committee

        Our Corporate Governance and Nominating Committee is comprised entirely of independent directors, as "independent" is defined under the rules of the New York Stock Exchange.

        This committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the board, develops and regularly reviews corporate governance principles and related policies for approval by the board, oversees the organization of the board to discharge the board's duties and responsibilities properly and efficiently and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Corporate Governance and Nominating Committee include: annually assessing the size and composition of the board, including developing and reviewing director qualifications for approval by the board, identifying and recruiting new directors and considering candidates proposed by stockholders, recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards, conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and overseeing director orientation and continuing education. The Corporate Governance and Nominating Committee also reviews proposed changes to our certificate of incorporation, by-laws and board committee charters, assesses and makes recommendations regarding stockholder rights plans or other stockholder protections, as appropriate, conducts ongoing reviews of potential conflicts of interest, reviews and approves the designation of any employee directors or executive officers for purposes of Section 16 of the Exchange Act standing for election for outside for-profit boards of directors, reviews stockholder proposals in conjunction with the Chairman of the Board and recommends board responses, oversees the self-evaluation of the board and its committees and reviews requests for indemnification under our by-laws.

        The company retains a professional third-party search firm to help identify and facilitate the screening and interview process for director nominees. The Corporate Governance and Nominating Committee maintains, with the approval of the board, formal criteria for selecting director nominees. The criteria used for selecting director nominees are included as Appendix A to this proxy statement. In addition to these minimum requirements, the Corporate Governance and Nominating Committee will also evaluate whether the candidates' skills and experience are complementary to the existing board members' skills and experience as well as the board's need for operational, management, financial, international, technological or other expertise. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in setting up interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those that it will recommend to the board for nomination. The board considers the nominees and selects those who best suit the needs of the board for nomination or election to the board.

        The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees suggested by our stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner as other candidates.

        Members of the Corporate Governance and Nominating Committee are W. S. Norman (Chairman), R. J. Almeida, G. B. Kenny and B. A. Klein. This committee held three meetings during 2008.

Finance Committee

        Our Finance Committee is comprised of three directors. This committee assists the board in fulfilling its oversight responsibilities in the specific areas of capital structure, leverage and tax implications thereof, risk management and the preservation of assets, investments and employee pension plans.

        Members of the Finance Committee are G. B. Kenny (Chairman), L. Aranguren-Trellez and K. L. Hendricks. This committee held three meetings during 2008.

Director Compensation

        The following displays the individual components of our outside director compensation. Mr. Scott, whose compensation is included in the Summary Compensation Table below, received no additional compensation for serving as a director.

Annual Board Retainer	$135,000
Annual Audit Committee Chairperson Retainer	$12,500
Annual Corporate Governance and Nominating Committee Chairperson Retainer	$10,000
Annual Compensation Committee Chairperson Retainer	$12,500
Annual Finance Committee Chairperson Retainer	$6,000
Annual Lead Director Retainer	$5,000

        The retainers summarized in the table above have been in effect since July 1, 2007. Effective July 1, 2009, the annual board retainer will be increased to $170,000. These amounts are intended to place the retainers at levels comparable to those paid by similarly sized companies. The Compensation Committee and the board believe these to be appropriate levels in terms of the responsibilities born by the directors and the market for director compensation.

        One half of each retainer is required to be paid to the directors in the form of restricted stock units under our Stock Incentive Plan that are deferred until after the director's termination of service from the board. Directors may choose to receive the balance of their retainers in cash or to defer all or a portion of the balance into restricted stock units. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid in addition to the annual retainers.

        The following table summarizes the compensation earned by our directors other than Mr. Scott for service during 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Richard J. Almeida(4)	$73,750	$73,750	$453	$147,953
Luis Aranguren-Trellez	$67,500	$67,500	$453	$135,453
Guenther E. Greiner(5)	$33,750	$33,750	$204	$67,704
Paul Hanrahan	$—	$135,000	$—	$135,000
Karen L. Hendricks	$—	$138,000	$453	$138,453
Bernard H. Kastory	$67,500	$67,500	$453	$135,453
Gregory B. Kenny(6)	$—	$138,000	$—	$138,000
Barbara A. Klein(7)	$70,625	$70,625	$453	$141,703
William S. Norman(8)	$—	$150,000	$453	$150,453
James M. Ringler	$—	$141,250	$453	$141,703

(1)
Restricted stock units have been valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards 123R (SFAS 123R). See footnotes 2 and 12 in the notes to our financial statements for the year ended December 31, 2008 contained in our Annual Report on Form 10-K for a statement of the assumptions made with respect to the valuation under SFAS 123R. The restricted stock units are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer deferred divided by the closing price of a share of our common stock on the New York Stock Exchange on the first day of the fiscal quarter, or if that day is not a day on which the New York Stock Exchange is open for trading, on the immediately preceding day the exchange is open for trading. The restricted stock units are not subject to vesting but cannot be transferred until a date not less than six months after the date of the director's termination of service from the board at which time the units will be settled by delivery of shares of common stock.

(2)
As of December 31, 2008, each director had the following aggregate number of restricted stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: Richard J. Almeida, 26,974 units; Luis Aranguren-Trellez, 6,269 units; Paul Hanrahan, 9,268 units; Karen L. Hendricks, 22,011 units; Bernard H. Kastory, 28,737 units; Gregory B. Kenny, 13,708 units; Barbara A. Klein, 8,979 units; William S. Norman, 40,786 units; and James M. Ringler, 29,443 units.

(3)
Reflects dividends earned on 888 restricted shares granted to directors in May 2004 for their service as a director. The underlying shares are vested but remain restricted as to transfer until termination of service from the board. In addition to the amounts shown, directors may participate in a charitable matching gift program available to all salaried employees and directors which provides for matching contributions by the company of up to $5,000 per year.

(4)
Compensation Committee Chairperson

(5)
Mr. Greiner retired from the board immediately prior to our May 21, 2008 annual meeting.

(6)
Finance Committee Chairperson

(7)
Audit Committee Chairperson

(8)
Corporate Governance and Nominating Committee Chairperson and Lead Director

        The following table contains information relating to stock options held by directors at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Almeida	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
Karen L. Hendricks	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
Bernard H. Kastory	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
William S. Norman	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
James M. Ringler	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13

        These options were granted in October 2001, May 2002 and April 2003. This program was then discontinued. One half of the options became exercisable on the first anniversary of the date of grant and the balance became exercisable on the second anniversary of the date of grant.

Security Ownership of Certain Beneficial Owners and Management

        The following table shows, as of December 31, 2008, all persons or entities that the company knows are beneficial owners of more than five percent of the company's issued and outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC(1)	7,057,990	9.48%
82 Devonshire Street
Boston, Massachusetts 02109
M&G Investment Management Limited(2)	5,031,110	6.75%
Governor's House
Laurence Pountney Hill
London, England EC4R 0HH

(1)
The ownership information disclosed above is based on Amendment No. 5 to the Schedule 13G report that FMR LLC filed with the Securities and Exchange Commission on February 17, 2009 on behalf of itself and its direct and indirect subsidiaries. According to the Schedule 13G Amendment, FMR LLC has sole voting power for 967,374 shares and sole investment power for 7,057,990 shares. The filing discloses ownership of the 7,057,990 by FMR LLC, FIL Limited and other entities and persons including Edward C. Johnson, Chairman of FMR LLC and FIL Limited, and members of his family.

(2)
The ownership information disclosed above is based on Amendment No. 1 to the Schedule 13G report that M&G Investment Management Limited and M&G Investment Funds 1 filed with the Securities and Exchange Commission on February 6, 2009. According to the Schedule 13G report, M&G Investment Management Limited has shared voting and investment power for the 5,031,110 shares covered by the report.

        The following table shows the ownership of company common stock as of March 2, 2009, of each director, each named executive officer and all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Beneficial Owner	Outstanding Shares of Company Common Stock(1)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2)	Percent of Class(3)
R. J. Almeida	16,909	27,764	*
L. Aranguren-Trellez	905	6,891	*
P. Hanrahan	655	10,494	*
K. L. Hendricks	12,912	22,719	*
B. H. Kastory	26,351	29,482	*
G. B. Kenny	—	15,012	*
B. A. Klein	912	9,671	*
W. S. Norman	18,431	42,316	*
J. M. Ringler	12,912	30,192	*
S. C. Scott	1,065,755	20,265	1.4%
C. K. Beebe	192,554	—	*
J. C. Fortnum	257,384	4,434	*
J. L. Fiamenghi	211,681	—	*
J. F. Saucier	57,968	—	*
All directors and executive officers as a group (18 persons)	2,165,526	240,949	3.1%

(1)
Includes shares of company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of company common stock that may be acquired within 60 days of March 2, 2009, through the exercise of stock options granted by the company in the following amounts: 12,000 for R. J. Almeida; 12,000 for K. L. Hendricks; 12,000 for B. H. Kastory; 12,000 for W. S. Norman; 12,000 for J. M. Ringler; 771,666 for S. C. Scott; 138,399 for C. K. Beebe; 195,866 for J. C. Fortnum; 43,732 for J. L. Fiamenghi; 38,999 for J. F. Saucier; and 1,448,026 for all directors and executive officers as a group.

Includes shares of the company's common stock subject to restricted stock awards of 888 shares each to R. J. Almeida, L. Aranguren-Trellez, K. L. Hendricks, B. H. Kastory, B. A. Klein, W. S. Norman and J. M. Ringler. These restricted stock awards, which were granted to these directors as part of their annual retainers, are vested but are restricted as to transfer until termination from the board. Holders of restricted stock awards are entitled to vote the shares of company common stock subject to those awards prior to vesting.

Includes shares of the company's common stock held in the Corn Products International Stock Fund of our Retirement Savings Plan as follow: S. C. Scott, 40,129; C. K. Beebe, 3,831; J. C. Fortnum, 7,219; and J. L. Fiamenghi, 2,773.

(2)
Includes shares of company common stock that are represented by deferred phantom stock units and restricted stock units of the company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the company's common stock by virtue of their ownership of phantom stock units and restricted stock units.

(3)
Less than one percent, except as otherwise indicated.

Executive Compensation

Compensation Discussion and Analysis

        This section provides information concerning our compensation programs in which our principal executive officer, principal financial officer and our three most highly-compensated executive officers other than our principal executive officer and principal financial officer (named executive officers) participated in 2008. The named executive officers are based in the U.S., other than Mr. Jorge L. Fiamenghi who is an employee of our Brazilian subsidiary. This discussion includes information concerning, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Overview of Compensation Philosophy and Programs

        Our Compensation Committee establishes our compensation philosophy. Our executive compensation programs are designed by our Compensation Committee based on recommendations by management and advice from a nationally known compensation consulting firm, Hewitt Associates, LLC, and administered by our Human Resources Department. Our Chief Executive Officer and Vice President, Human Resources make recommendations concerning base salary, short-and long-term incentive compensation and plan design to our Compensation Committee. Our Compensation Committee approves all forms of compensation for our named executive officers, including base salary, short- and long-term incentive compensation, plan design and goals.

        We are committed to maximizing shareholder value, and we are dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of shareholders and employees through compensation programs that will reward employees for performance that builds long-term shareholder value.

        The objectives of our compensation programs are to:

  •
  Focus, align and motivate management to execute our business strategy and to enhance shareholder value,

  •
  Attract and retain outstanding and talented executives who can execute our strategy and deliver the best business results and

  •
  Reinforce pay-for-performance by aligning the distributions from compensation programs with results. Annual adjustments to base salaries and incentive compensation are based on the achievement of tangible measurable results.

        We use a variety of compensation elements to achieve these objectives, including base salary, annual incentives, equity-based awards, employee benefits and a modest amount of perquisites, all of which we discuss in detail below.

        To meet our objectives, elements of compensation are based on three fundamental principles.

        The Named Executive Officers' Compensation Will Be Performance-Based.    Our executive compensation programs are designed to motivate our executive officers to maximize shareholder returns by achieving growth and value generation goals. Our programs provide this motivation in a number of ways. Our named executive officers may earn cash payments under our Annual Incentive Plan (which provides for payments on the basis of performance over a one-year period) with target awards ranging from 75% to 125% of the named executive officer's base salary. Whether and to what extent payments are made under the Annual Incentive Plan depends entirely on the extent to which company-wide and divisional goals approved by the Compensation Committee, based on financial goals for the company approved by the Board of Directors, are achieved. Equity-based compensation is, as discussed below, delivered in the form of performance shares which are earned if, and only to the extent that, performance goals are met, and stock options, which have value only if our common stock appreciates in value after the date the stock options are granted.

        A Substantial Portion of Named Executive Officer Compensation Will Be Delivered in the Form of Equity Awards.    The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our named executive officers with the interests of our shareholders. In 2008, approximately half of the equity compensation provided to our named executive officers was delivered in the form of performance shares. The balance of the equity compensation delivered to our named executive officers in 2008 was in the form of stock options that vest based on the passage of time, focusing executives on the creation of shareholder value over the long term and encouraging equity ownership.

        Our Compensation Program for Named Executive Officers is Designed to Enable Us to Attract and Retain First-Rate Executive Talent.    We believe that shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive. Therefore, we target base salary for the named executive officers at the 50th percentile relative to officers of a compensation survey group of companies and short- and long-term incentive compensation at the 60th percentile of officers in that group of companies. We target incentive compensation at the 60th percentile to place more emphasis on variable compensation and motivate and reward exceptional goal achievement. The Compensation Committee engages Hewitt Associates to provide information regarding compensation practices of the compensation survey group to assist it in making the comparison to the survey group. This market data is also shared with management. In January 2008, the compensation survey group consisted of the following 24 companies:

Archer Daniels Midland Company	McCormick & Company, Inc.
Avery Dennison Corporation	MeadWestvaco Corporation
Brown-Forman Corporation	The Mosaic Company
Cargill, Incorporated	Olin Corporation
The Clorox Company	Packaging Corporation of America
ConAgra Foods, Inc.	Potash Corporation of Saskatchewan Inc.
Del Monte Foods Company	Rayonier Inc.
General Mills, Inc.	Reynolds American Inc.
Graphic Packaging Corporation	The Sherwin-Williams Company
Henkel of America, Inc.	Sonoco Products Company
Kellogg Company	UST Inc.
Kimberly-Clark Corporation	Wm. Wrigley Jr. Company

        The survey group data generally reflects companies that have business operations that are similar to ours, including similar type industries, sales volumes, market capitalizations and international operations.

        We use this compensation survey group because we believe it is representative of industries from which we may attract management talent. We are the 16th largest of the 25 companies including us and the compensation survey group in terms of annual sales. Hewitt Associates applies regression analysis to account for differences in size (i.e., revenues) of these companies in deriving the market value of each compensation element. We also periodically obtain compensation data concerning a wider group of general industrial companies of similar size to us to provide an additional and broader view of compensation levels and trends. For purposes of measuring relative total shareholder return we utilize a different group of 26 companies (the performance plan peer group) who, based on their Standard Industrial Classification codes, are engaged in businesses similar to ours. We use this group, which consists of companies that were included in the former S&P Basic Materials Index, as we were, because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation survey group, in part because their business operations are more similar to ours. We believe the use of two separate groups of companies is appropriate and not uncommon given the different purposes for comparison.

        We determine all elements of compensation annually at the same time in order to consider the relationships between all of the compensation elements as well as assess the appropriateness of the total compensation package for each named executive officer. To accomplish this, we review the strength of our financial performance, the executive officers' positions and levels of responsibility, internal comparisons, individual performance and historical grant levels, as well as the competitive market data of the compensation survey group.

        Current Global Recession.    In 2009, in recognition of the unprecedented economic environment, the Compensation Committee did not provide a salary increase to any of the named executive officers or any of the company's other executive officers. In order to maintain competitive total compensation levels, target long-term incentive awards were modestly adjusted in order to motivate performance focusing on long-term results. In light of the current and anticipated economic conditions, the portion of the 2009 performance shares awarded in 2009 to be earned over the period from 2009 through 2011 based on relative total shareholder return will not require that a positive total shareholder return be achieved to earn that portion of the award. The 2009 performance shares will be earned based on relative total shareholder return and return on capital employed like the 2006 and 2007 awards, and will not have a compounded annual earnings per share growth goal as the 2008 awards did.

Elements of Compensation

        This diagram depicts the elements of compensation we provide, and the shaded boxes under the Annual Incentives box and those under the Performance Shares box identify the financial metrics we typically use to measure performance and earn those two components of performance-based compensation.

        Our compensation program has five components:    base salary, annual incentives, long-term incentive compensation, benefit programs broadly available to employees and a modest amount of perquisites. Each element is addressed in the context of competitive conditions and internal comparisons. The annual and long-term incentive plans' designs, including objectives, metrics, thresholds and other elements are reviewed annually for alignment to our business objectives. Accordingly, there may be changes from year to year in the metrics or other plan design elements we use to measure performance and earn those two components of compensation.

        Base Salary:    We target base salaries at the 50th percentile of the compensation survey group in an effort to be competitive with median compensation levels for the positions we fill. The specific named executive officer's salary varies based on the level of his or her responsibility, experience, time in position, internal equity considerations and individual performance. Salaries are reviewed annually. All salary actions with respect to named executive officers other than the Chief Executive Officer are recommended by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Our Chief Executive Officer's recommendations are made at the conclusion of our Performance Enhancement Process (PEP). The PEP requires our Chief Executive Officer to evaluate the other named executive officers' performance and contributions against objective metrics and assign a performance rating on a seven-point scale from a rating of not meeting expectations to a rating of consistently exceeding expectations. This rating system is used for all domestic employees and management level employees of our international operations. Based on these ratings our Chief Executive Officer establishes salary recommendations considering the named executive officer's time in his or her position and the salary midpoint for the corresponding position in the compensation survey group.

        Annual Incentive Plan:    Our Annual Incentive Plan is our short-term incentive cash compensation program for officers and other key domestic and international employees, including the named executive officers. This plan was adopted by our Board of Directors in December 1997, approved by our shareholders in 2000 and approved by our shareholders as amended in 2005.

        Since its implementation, our Annual Incentive Plan has fostered and supported our pay-for-performance philosophy by providing executive officers and other employees with direct incentives to achieve specific financial goals that are recommended by management and reviewed and approved by the Compensation Committee based upon financial goals for the company approved at the beginning of the year by our Board of Directors. These plan goals are intended to align performance with our shareholders' interests. We target short-term incentive levels for our executive officers to place them at the 60th percentile of short-term incentive levels for executive officers in their positions in the compensation survey group in order to place more emphasis on variable compensation and to motivate and reward exceptional goal achievement. Actual payments relative to target levels are based on our performance relative to the financial goals. This variable annual incentive compensation closely links total cash compensation to annual financial results, delivering lower than market total cash compensation in times of poor financial performance and higher total cash compensation in times of excellent performance.

        The Compensation Committee approves a cash short-term incentive target for each named executive officer expressed as a percentage of base salary. For 2008, the target awards for the named executive officers ranged from 75% to 125% of base salary depending on the officer's position, as shown in the table below. Incentive targets are established by the Compensation Committee in part based on market data provided by Hewitt Associates and in part based on our Chief Executive Officer's recommendations concerning short-term incentive target awards for specific named executive officers (other than himself).

 Executive Annual Incentives — 2008

	AIP Target			AIP Maximum(1)			2008 AIP Payout (paid in February 2009)
Name	% of Salary	Amount ($)		% of AIP Target	Amount ($)		% of AIP Target	Amount ($)
S. C. Scott	125%	$1,250,000		200%	$2,500,000		170%	$2,129,545
C. K. Beebe	75%	$356,250		200%	$712,500		174%	$621,000
J. C. Fortnum	75%	$345,000		200%	$690,000		183%	$630,000
J. L. Fiamenghi	75%	$409,300	(2)	200%	$818,600	(2)	148%	$604,000	(2)
J. F. Saucier	75%	$300,000		200%	$600,000		133%	$400,000

(1)
These amounts reflect 200% of the target opportunity. In 2008, awards granted to our named executive officers were based upon an incentive pool equal to 3% of our total operating income and an individual allocation of this pool of 40% to our CEO and 15% each to our CFO and each of the other three named executive officers, subject to a maximum award of $2.5 million in each case. The Committee exercised its discretion to reduce these award amounts based on the metrics described in this table and the discussion of our Annual Incentive Plan.

(2)
Mr. Fiamenghi is employed by our Brazilian subsidiary and is paid in Brazilian Reais. In calculating the U.S. dollar equivalent for disclosure purposes, we used the average yearly exchange rate for 2008 (1.84).

        Annual incentives paid for 2008 were determined based upon achievement of goals set for corporate and divisional financial results and achievement of cash flow from operations goals. For 2008, the performance goals for each of the named executive officers were established by the Committee and were based upon our annual business plan. The following chart sets forth our 2008 performance goals established for each named executive officer for 2008 as well as the actual results achieved:

Summary of 2008 Goals and Actual Results under the
Annual Incentive Plan for the Named Executive Officers

Financial Metrics	2008 Target-Level Goals	2008 Financial Results
Earnings per Share	$2.75	$3.66	(1)
Cash Flow from Operations	$284 million	$216 million	(2)
North America Division Operating Income(3)	$247 million	$313 million
South America Division Operating Income	$126 million	$151 million
Asia/Africa Division Operating Income(3)	$37 million	$38 million

(1)
For Annual Incentive Plan purposes, the earnings per share results were adjusted to exclude expenses related to the terminated merger with Bunge Limited totaling $16 million ($11 million net of taxes, or $0.14 per diluted common share).

(2)
For Annual Incentive Plan purposes, the cash flow from operations results were adjusted to exclude the increase in margin accounts totaling $295 million.

(3)
For Annual Incentive Plan purposes, results of a small business unit included in the North America Division were allocated to Mr. Saucier instead of Mr. Fortnum. Mr. Saucier's goal with respect to that unit is not material and is not reflected in the table.

        Management recommended and the Compensation Committee approved the weightings with respect to those goals in the table below because they viewed earnings per share and operating income as the foundation for our growth and, as a result shareholder value, and viewed cash flow from operations as another key financial metric. Mr. Fortnum's, Mr. Fiamenghi's and Mr. Saucier's goals included divisional operating income goals for the divisions of which they are the presidents in order to provide an incentive for superior performance of those divisions and as incentives with respect to matters they are in a better position to impact directly.

Weightings Assigned in 2008 to Each Performance Objective under the
Annual Incentive Plan for the Named Executive Officers

	Earnings per Share	Divisional Operating Income	Cash Flow from Operations
S. C. Scott	80%	—	20%
C. K. Beebe	80%	—	20%
J. C. Fortnum	48%	32%	20%
J. L. Fiamenghi	48%	32%	20%
J. F. Saucier	48%	32%	20%

        A scale developed for each metric permits participants in our Annual Incentive Plan to earn from 0% up to 200% of their annual incentive targets based on achievement of from 80% to 140% of the earnings per share and operating income goals and 80% to 120% of the cash flow from operations goal. Achievement of a minimum of 65% of the earnings per share goal was required to earn an award.

        Our Board of Directors reviews goals and objectives for the company. The Compensation Committee, together with the company's other independent, outside, nonemployee directors, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer's compensation in light of those objectives for the company. The Committee in conjunction with the company's other independent, outside, nonemployee directors evaluates the Chief Executive Officer's performance in light of those goals and objectives. The Committee discusses the evaluation with the other directors and recommends compensation for the Chief Executive Officer to the independent, outside, non-employee directors who approve the Chief Executive Officer's compensation, including base salary and short-and long-term incentive awards.

        Our Chief Executive Officer can recommend an adjustment to the amount of the Annual Incentive Plan award earned by any other named executive officer (positively or negatively) based on his judgment of that individual's performance and/or his judgment of the degree of difficulty of the goal. Historically, this adjustment has been generated from a +/- 15% pool which is established by multiplying the sum of the calculated earned awards by 15%. Due to the strength of the contribution of each individual which permitted us to achieve our third consecutive year of record performance, Mr. Scott recommended that this pool be increased to 17% for 2008, and the Committee approved that increase. Furthermore, the Committee can adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual's performance. As a result, an outstanding performer can have his or her total bonus payment increased by 50%; conversely, the bonus can be reduced incrementally to $0 for the unsatisfactory performer. No such adjustments were made for 2008.

        To be eligible to receive an incentive payment for a performance period, a named executive officer must (i) be an employee of the company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death, and (ii) have been employed by the company more than six months of the performance period. A named executive officer who is eligible to receive an incentive payment for a performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the Compensation Committee. Annual incentive awards for each performance period are to be paid within two and one-half months after the end of the one-year performance period.

        Long-term Incentive Compensation:    The principal purpose of our long-term incentive compensation program is to promote our long-term financial success through achievement of long-range performance goals that will enhance our value, and, as a result, should enhance the price of our stock and our shareholders' returns on their investments. For our named executive officers, long-term incentive compensation comprised from 41% to 46% of their total 2008 target compensation (base salary plus short- and long-term incentive compensation) which we feel provides an appropriate balance between shorter- and longer-term compensation and fixed and variable components. We award long-term incentives to our executive officers in the form of non-qualified stock options and performance shares, granted pursuant to our Stock Incentive Plan. Our goal is to provide awards such that we deliver approximately 50% of the grant date fair value of the long-term incentive award in the form of non-qualified stock options and the remaining 50% in the form of performance shares. We use these allocations to provide a balance of the key drivers of shareholder value creation, with stock options providing compensation based solely on increases in our share price, and performance shares providing compensation based both on relative share price appreciation and the achievement of specific performance goals that are not subject to market fluctuations but ultimately tend to be closely correlated with increasing shareholder value. We continue to evaluate the appropriate mix of long-term incentive compensation vehicles in comparison to the market to best support our long-term business strategy.

        Stock Options.    We determined the January 2008 grant of non-qualified stock options by converting 50% of the targeted long-term incentive compensation value for each named executive officer to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to eligible management employees, and the exercise price of such options was established on January 29, 2008 and on January 30, 2008 for our Chief Executive Officer. These are non-qualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the date of the grant.

        In recent years we have made option grants annually in January. We make the grants at the same time other elements of compensation are determined so that we can consider all elements of compensation in making the grants.

        Performance Shares.    Each year performance shares with a current value of 50% of the targeted long-term incentive compensation value have been granted for an overlapping three-year performance period beginning with the year of the grant. This multi-year incentive plan is intended to focus our executive officers on achieving critical multi-year performance goals. These goals, such as return on capital employed, earnings growth and total shareholder return, are designed to increase shareholder value. The Committee regularly reviews the design of the performance shares, including performance metrics, to ensure the grants continue to be aligned with maximizing shareholder returns by achieving growth and value generation goals. To further promote executive share ownership and shareholder alignment, vested performance shares are paid in common stock. No dividends are earned on any performance shares prior to the end of the three-year performance cycle.

        The total shareholder return goals have been established based on relative percentile ranking with respect to total shareholder return for members of a performance plan peer group. The performance plan peer group for the 2006 performance shares consisted of the 26 companies listed below who, based on their Standard Industrial Classification codes, are similar to us. If two companies in the group merge, or one is acquired by another member of the group, the new company will be included in the group. If a company merges with a company not in the group, that company will be removed and its total shareholder return will not be included as part of the performance plan peer group.

AGRICULTURAL PROCESSING	AGRICULTURAL CHEMICALS
Archer-Daniels-Midland Company	Agrium, Inc.
Bunge Limited	Monsanto Company
Gruma, S.A. de C.V.	Potash Corporation of Saskatchewan, Inc.
MGP Ingredients, Inc.	Syngenta AG
Penford Corporation	Terra Industries Inc.
Tate & Lyle PLC	Terra Nitrogen Company, L.P.

AGRICULTURAL PRODUCTION/FARM PRODUCTION	PAPER/TIMBER
Alico, Inc.	AbitibiBowater Inc.
Alliance One International, Inc.	Aracruz Celulose S.A.
Charles River Laboratories International Inc.	Buckeye Technologies Inc.
Universal Corporation	Caraustar Industries, Inc.
Chesapeake Corporation
Deltic Timber Corporation
MeadWestvaco Corporation
Potlach Corporation
Smurfit-Stone Container Corporation
Wausau Paper Corp.

        These companies were recommended by management and approved by our Compensation Committee on the basis of their Standard Industrial Classification codes and their inclusion in the former S&P Basic Materials Index in which we were also included. The performance plan peer group is utilized for this purpose rather than the compensation survey group because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation survey group, in part because their business operations are more similar to ours. We would rank 11th in terms of annual sales if we were included with the performance plan peer group. We believe that the compensation survey group is more representative of industries from which we may attract talent. Therefore, we use it to determine competitive compensation levels.

        Vesting of 2006 Performance Shares.    Performance shares granted in January 2006 were earned based upon the performance for 2006, 2007 and 2008. The following chart summarizes the performance goals at threshold, target and maximum levels, and the actual performance we achieved.

Performance Metrics, Goals and Actual Results for
2006 Performance Shares

	Threshold Performance (50% of Shares)	Target Performance (100% of Shares)	Maximum Performance (200% of Shares)	Actual Financial Results

Relative Total Shareholder Return (50% of Shares)	40th percentile	55th percentile	80th percentile	77th percentile
Return on Capital Employed (50% of Shares)	7.1%	8.1%	9.1%	13.1%

Total Shareholder Return

        The total shareholder return (TSR) goal for the 2006-2008 cycle was based on the relative percentile ranking with respect to the performance plan peer group. We set the target award at the 55th percentile because we want to reward for above-average performance in our long-term incentive plan.

        TSR is determined for this purpose as follows:

TSR = (Change in Stock Price + Dividends Paid)/Beginning Stock Price

        Change in Stock Price is the difference between the Beginning Stock Price and the Ending Stock Price. Beginning Stock Price is the average of the daily average prices for each of the 20 trading days immediately prior to the first day of the performance period. Ending Stock Price is the average of daily average prices for each of the last 20 trading days of the performance period. The daily average prices are the average of the high and low price on the New York Stock Exchange for one share of common stock on the date of determination. Dividends Paid are the total of all dividends paid on one share of common stock during the applicable calendar quarter(s) during the performance period with dividends treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter. The Beginning Stock Price for the 2006-2008 cycle was $23.43.

Return on Capital Employed

        Fifty percent of the performance shares can be earned based on the achievement of a return on capital employed (ROCE) goal that was established at the commencement of the three-year performance cycle. ROCE is determined by dividing our net operating profit after tax for the third year of the performance cycle by the amount of our capital employed based on the opening balance sheet of the third year of the three-year performance cycle. Capital employed is defined for this purpose as the sum of our total stockholders' equity plus cumulative translation adjustment, minority interest in subsidiaries, redeemable common stock and total debt less our cash and cash equivalents.

        Once the number of performance shares to be awarded has been determined based on our results, the Compensation Committee may decrease or eliminate entirely the number of performance shares earned based on whether the participant's individual performance during the performance period was unacceptable. The Compensation Committee relies upon management recommendations, which are based on their judgment, to determine whether performance by named executive officers other than the Chief Executive Officer was unacceptable.

        2007 Performance Shares.    Performance shares granted in January 2007 will be earned based upon the performance for 2007, 2008 and 2009. This award has the same design, types of metrics and weighting as for the 2006 performance share grant. In January 2007, the Committee established goals for each performance metric based upon our long-range business plan at the time. At the time the goals were established, the Committee established target-level performance goals to award for progression towards the long-range ROCE goal.

        2008 Performance Shares.    Performance shares granted in January 2008 will be earned based upon the performance for 2008, 2009 and 2010. In January 2008, the Committee revised the plan design in response to the achievement of ROCE in excess of our cost of capital. The Committee determined that a goal based on ROCE should be complemented with a goal to achieve earnings per share growth objectives. Therefore, half of the 2008 performance shares will be earned based upon a matrix that combines a compounded annual earnings per share growth goal with ROCE results for the three-year performance period. Relative total shareholder return continues to represent half of the award opportunity.

        Retirement and Other Benefits.    We also provide benefits such as medical, dental and life insurance and disability coverage to each U.S.-based named executive officer. These benefits are also provided to all eligible U.S.-based employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their active employee benefits. In addition, all salaried employees in the United States are eligible to participate in our Cash Balance Pension Plan, our Retirement Savings Plan and our Retiree Health Care Spending Accounts (RHCSA). Select employees are provided with split-dollar life insurance under our legacy Executive Life Insurance Plan that was established prior to our becoming an independent public company and is now frozen.

        Cash Balance Plan.    Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees, including the named executive officers other than Mr. Fiamenghi. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee's eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee's years of service and reaches and remains at 10% after 35 years of service. The value of a participant's account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

        To the extent that an employee's, including any named executive officer other than Mr. Fiamenghi, annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, additional benefits may be provided by our nonqualified Supplemental Executive Retirement Plan (discussed below) through a Cash Balance Make-up Account to which we contribute the amounts that we would contribute to the Cash Balance Plan absent those limitations. All of the named executive officers other than Mr. Fiamenghi participate in Cash Balance Make-up Accounts.

        Supplemental Executive Retirement Plan (SERP).    The named executive officers, other than Mr. Fiamenghi, in addition to certain other U.S.-based eligible employees, are entitled to participate in our Supplemental Executive Retirement Plan. The purpose of this nonqualified, unfunded plan is to (a) permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year, (b) provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of Internal Revenue Service limits on eligible compensation and (c) preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

        SERP participants are general unsecured creditors of the company.

        In December 2007, we provided participants in the SERP an opportunity under the transition rules with respect to Section 409A of the Internal Revenue Code to elect to receive the balances deferred in their Annual Deferral Accounts, Annual Incentive Plan Accounts, Performance Plan Accounts and Prior Plan Accounts in a lump sum during the third quarter of 2008. All of the distributed balances in these accounts were employee contributions and earnings on those contributions.

        Retirement Savings Plan.    Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S. salaried employees the opportunity to contribute up to 25% of their eligible compensation on either a before-tax or after-tax basis. The company matches 100% of employee contributions up to the first 6% of eligible compensation contributed. Employee contributions are fully vested upon contribution. Company contributions are vested after three years of qualified employment with the company.

        In addition to the Retirement Savings Plan, named executive officers, other than Mr. Fiamenghi, and other eligible employees may participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to Internal Revenue Service limits on compensation and deferral limits, participants are permitted to make contributions to Annual Deferral Accounts under the SERP. We make matching contributions to Savings Plan Make-up Accounts that mirror our contributions to the Retirement Savings Plan. A participant is vested in his or her Savings Plan Make-up Account to the extent that he or she is vested in the Retirement Savings Plan employer matching contributions.

        Mr. Fiamenghi participates in our Brazilian subsidiary's defined contribution plan. Accounts of participants in this plan accrue monthly interest credits according to the actual investment return gained and company contributions. The value of a participant's account at retirement for all benefits is paid out as an annuity over a specified time period or as a percentage of the outstanding balance.

        Retiree Health Care Spending Accounts (RHCSA).    RHCSA accounts are provided to all eligible U.S.-based employees and provide employees whose employment with the company is terminated at or after age 55 with 10 years of service with assistance in purchasing retiree medical and dental care from the company. At termination, qualified employees have access to a RHCSA for themselves and a RHCSA in an equal amount for their then qualified dependents. The balances in these accounts may be used by the retiree and dependents to purchase from the company, at the company's full cost, the medical and dental benefits provided by the company to active employees.

        The balances in these notional accounts are forfeited if the employee terminates employment unless the employee is at least age 55 with 10 years of service at the time of termination. The accounts otherwise terminate after termination of employment on the death of the employee for the employees' RHCSA and upon the death of the qualified dependent in the case of his or her RHCSA.

        Executive Life Insurance Plan.    We provide certain U.S. salaried employees with the opportunity to participate in our Executive Life Insurance Plan. This is a legacy plan which was established by our former parent company before we became an independent public company, and all of the insurance policies were purchased by our former parent company. This plan and plan benefits are frozen, and it is not our policy to offer this benefit to any non-legacy officers. This is a split-dollar life insurance plan which provides the participant with a greater death benefit than provided under our basic life insurance plan. Additionally, after the later of age 65 or 15 years of participation in the Plan, participants are given full ownership of the life insurance policies. Participants' annual premiums are calculated to pay for the cost of the life insurance being provided. Mr. Scott, Ms. Beebe and Mr. Fortnum participate in this plan. We make payments to the participating named executive officers in the amount of the participant premiums under the Executive Life Insurance Plan. We also make payments to these three named executive officers in the amount of taxes due as a result of such payments.

        Perquisites and Other Personal Benefits.    We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and appropriate because they are competitive with perquisites offered by other employers and better enable the company to attract and retain executives for key positions.

        We also provide each named executive officer a car. We lease and pay all the costs of operating those cars, including insurance. Each of the named executive officers also receives financial planning and tax preparation services. We also provide annual physical examinations to our named executive officers and other eligible employees.

        The values of these perquisites are included in the Summary Compensation Table in the column headed "All Other Compensation." We believe these perquisites are appropriate because they are comparable to perquisites offered by other employers and not excessive. We provide them for the purpose of making our compensation packages competitive.

        Change in Control Agreements.    We have a severance agreement with each of the named executive officers that requires us or a successor company to make certain payments and provide certain benefits if the officer's employment is terminated by us or the successor company other than because of death, "Disability" or "Cause," or is terminated by the officer for "Good Reason," in each case, within two years after a change in control of the company. Disability, Cause and Good Reason are defined in these severance agreements. These agreements are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executives, these agreements are intended to align executives' and shareholders' interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives' own employment. Because these agreements are provided to satisfy different objectives than our regular compensation program, decisions made under this program do not affect our regular compensation program.

        The terms of these agreements are similar to those provided by other companies, and we provide them in part because we believe we need to do so to provide a competitive compensation package. Information regarding potential payments under these agreements for the named executive officers is provided under the heading "Estimated Potential Payments upon Change in Control" on page 45.

Executive Stock Ownership Targets

        We establish stock ownership targets for our named executive officers. The ownership target for our Chief Executive Officer is ownership of our stock with a value equal to five times his current annual base salary. We count direct and indirect ownership of our common stock, including phantom shares, but not including stock options or unvested performance shares, as ownership for purposes of our stock ownership targets. The target for each of our other named executive officers is three times his or her current annual base salary. Named executive officers are expected to attain their ownership targets within five years from the time the targets become applicable. As of December 31, 2008, Mr. Scott was at an ownership level of more than 11 times his current salary. The other named executive officers either exceed their stock ownership targets or are within the five-year compliance window in which to meet these ownership targets.

Timing of Stock Option Grants

        Our Compensation Committee reviews and approves management's recommendations for option grants annually. This has occurred in January in recent years. The Committee approves grants of options to named executive officers at the same time they are granted to all other eligible employees. We do not time such grants in coordination with the company's possession or release of material, non-public or other information. Meetings of the Compensation Committee are generally scheduled at least a year in advance.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's Chief Executive Officer or any of the company's four other executive officers, other than the Chief Executive Officer, whose compensation is required to be disclosed in this proxy statement by reason of their being among the most highly compensated officers for the taxable year and who are employed by us as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2008, the grants of stock options, the payments under the Annual Incentive Plan and the performance share awards were designed to satisfy the requirements for deductible compensation.

Because a 2006 amendment to Securities and Exchange Commission regulations requires that we disclose the Chief Financial Officer's compensation in our proxy statement whether or not she is one of our four most highly compensated executive officers other than the Chief Executive Officer, Section 162(m) does not limit our deduction for compensation paid to our Chief Financial Officer.

Summary Compensation Table

        The following narrative, tables and footnotes describe the total compensation earned by our named executive officers for 2006, 2007 and 2008. The components of the total compensation reported in the Summary Compensation Table are described below. For information on the role of each component within the total compensation package, refer to the description under "Compensation and Discussion Analysis" beginning on page 21.

        Salary.    This column represents the base salary earned during 2006, 2007 and 2008 by each of our named executive officers and includes any amounts deferred by the named executive officer under our Retirement Savings Plan and SERP.

        Bonus.    We did not pay any bonuses, as defined for purposes of the disclosure requirements, to our named executive officers in 2008. Mr. Scott received cash bonuses in addition to amounts earned under our Annual Incentive Plan for 2006 and 2007 performance. Ms. Beebe, Mr. Fortnum and Mr. Fiamenghi received such bonuses for 2007 performance.

        Stock Awards.    This column represents the aggregate amount of compensation cost recognized in the respective year for performance shares and restricted stock granted to each of the named executive officers in the current and prior years. With the exception of Mr. Saucier's restricted stock grant in 2006, the dollar amounts in this column reflect the outstanding performance share awards. The dollar amounts for the awards represent the grant date fair value-based compensation expense recognized in 2006, 2007 and 2008 in accordance with Statement of Financial Accounting Standards 123R (SFAS 123R) and as reported in our audited financial statements. The assumptions used in determining the fair value of the awards are set forth in the footnotes to our financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Summary Compensation Table (footnotes 2 and 11 in the reports for 2006 and 2007 and footnotes 2 and 12 in the report for 2008). Generally, the full grant date fair value is the amount we would expense in our financial statements over the award's vesting schedule. Pursuant to the requirements of SFAS 123R, performance shares and restricted stock are generally expensed over the vesting period of the grant. We caution that the actual amount ultimately realized by the named executive officers from the disclosed performance share awards and restricted stock will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The actual value the named executive officer receives will depend on the number of shares earned and the price of our common stock when the shares vest. Performance shares to be earned over three-year cycles granted in 2004, 2005, 2006, 2007 and 2008 are included in applicable years in the table.

        Option Awards.    This column represents the aggregate amount of compensation cost recognized in the respective year under SFAS 123R for option awards granted to each of our named executive officers in the current and prior years. Additional information regarding the awards is set forth in the "Grants of Plan-Based Awards in Fiscal 2008" table on page 36 and the "Outstanding Equity Awards at 2008 Fiscal Year-End" table on page 37. The assumptions used in determining the fair value of the awards are set forth in the footnotes to our financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Summary Compensation Table (footnotes 2 and 11 in the reports for 2006 and 2007 and footnotes 2 and 12 in the report for 2008). Generally, the full grant date fair value is the amount we would expense in our financial statements over the award's vesting schedule. We caution that the actual amount ultimately realized by the named executive officer from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The options granted in 2004 and 2006 vested in two equal installments on the first and second anniversaries of their dates of grant. The options granted in 2007 and 2008 vest in three equal installments on the first three anniversaries of their dates of grant.

        Non-Equity Incentive Plan Compensation.    This column represents cash awards earned by our named executive officers during the respective year under our Annual Incentive Plan, which is discussed in further detail on page 24 under "Compensation Discussion and Analysis" beginning on page 21.

        Change in Pension Value and Nonqualified Deferred Compensation.    This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans during the respective years for each of our named executive officers. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements. These amounts also include the amount by which interest earned on deferred compensation deemed to be invested at the prime rate exceeded the interest that would have been earned on those investments at 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code).

        All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and primarily comprised of retirement benefit contributions and payments to maintain legacy executive life insurance benefits.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Samuel C. Scott III,	2008	$993,917		$—		$1,849,966	$744,974	(1)	$2,129,545		$722,406	$297,982	$6,738,790
Chairman, President and	2007	$921,250		$200,000		$1,682,045	$1,301,385	(1)	$1,749,243		$604,826	$265,530	$6,724,279
Chief Executive Officer	2006	$855,250		$184,866		$1,943,458	$771,518	(1)	$1,235,134		$418,479	$209,126	$5,617,831
Cheryl K. Beebe,	2008	$471,083		$—		$653,983	$199,086		$621,000		$137,453	$88,169	$2,170,774
Vice President and	2007	$425,667		$73,000		$637,549	$252,404		$577,000		$119,931	$72,780	$2,158,331
Chief Financial Officer	2006	$396,667		$—		$620,481	$255,980		$412,000		$98,909	$66,155	$1,850,192
Jack C. Fortnum,	2008	$448,833		$—		$667,664	$207,133		$630,000		$113,642	$100,141	$2,167,413
Vice President and President,	2007	$409,000		$83,000		$642,990	$241,886		$592,000		$104,831	$86,662	$2,160,369
North America Division	2006	$371,000		$—		$620,481	$230,382		$440,000		$73,631	$60,325	$1,795,819
Jorge L. Fiamenghi,	2008	$528,921	(3)	$—		$517,461	$157,668		$604,000	(3)	$—	$171,428	$1,979,478
Vice President and President,	2007	$501,804	(3)	$90,103	(3)	$475,335	$230,724		$616,559	(3)	$—	$91,888	$2,006,413
South America Division	2006	$432,909	(3)	$—		$514,612	$244,700		$435,092	(3)	$—	$79,832	$1,707,145
John F. Saucier,	2008	$400,000		$—		$436,244	$142,695		$400,000		$27,049	$32,804	$1,438,792
Vice President and President,
Asia/Africa Division and
Global Business Development

(1)
Mr. Scott is eligible for retirement, and as such, the fair value of his stock option awards is expensed in the year of grant.

(2)
The following table provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2008.

All Other Compensation Table

Named Executive Officer	Company Contributions to Qualified and Non- Qualified Plans	Payments Equal to Life Insurance Premiums	Tax Gross-up Related to Life Insurance	Other Tax Related Payments	Perquisites	Dividends on Restricted Stock	Total All Other Compensation
S. C. Scott	$176,590	$61,596	$41,064	$—	$18,732	$—	$297,982
C. K. Beebe	$67,265	$4,845	$3,230	$—	$12,829	$—	$88,169
J. C. Fortnum	$67,430	$10,977	$7,318	$—	$14,416	$—	$100,141
J. L. Fiamenghi	$79,848	$—	$—	$75,380	$16,200	$—	$171,428
J. F. Saucier	$13,800	$—	$—	$—	$14,484	$4,520	$32,804
  •
  Company Contributions to Savings Plans:  The company makes matching contributions for compensation contributed by participants under our Retirement Savings Plan and SERP Savings Plan Make-up Accounts. For our U.S.-based named executive officers, these matching contributions for 2008 are set forth in the table above. For Mr. Fiamenghi, this amount represents the company contribution under our Brazilian subsidiary's defined contribution plan.

  •
  Life Insurance:  Mr. Scott, Ms. Beebe and Mr. Fortnum participate in our Executive Life Insurance Plan. The amounts in the table include payments equal to the amount of participant premiums on life insurance policies for their benefit. These policies were purchased by our former parent company, and we have continued to maintain the policies based upon the commitment to provide such benefits to each participant. The premiums on these policies are based on the insurance company's underwriting requirements.

  •
  Tax Related Payments:  As participants in the Executive Life Insurance Plan, Mr. Scott, Ms. Beebe and Mr. Fortnum receive payments in the amount of taxes due as a result of the payments made equal to the amount of their participant premiums. In 2008, Mr. Fiamenghi received tax reimbursement in the amount of $56,225 as a result of U.S. tax obligations due to his work responsibilities in the United States and reimbursement of legal expenses incurred in the amount of $19,155 in response to an Internal Revenue Service inquiry. This assistance was intended to ensure that

    Mr. Fiamenghi was not advantaged or disadvantaged from a tax standpoint as a result of his responsibilities for the company.

  •
  Perquisites:  These amounts include the costs of providing a leased car to each one of our named executive officers and the costs of providing financial planning and tax preparation services.

(3)
Mr. Fiamenghi is employed by our Brazilian subsidiary and is paid in Brazilian Reais. The amounts shown as salary, bonus and non-equity incentive plan compensation are based on the yearly average exchange rates of 2.18, 1.95 and 1.84 Reais per U.S. Dollar for 2006, 2007 and 2008, respectively. Prior to March 2008 we established Mr. Fiamenghi's compensation in U.S. Dollars and set an exchange rate each January to convert his cash compensation from U.S. Dollars to Brazilian Reais. The exchange rate used for conversion was a five-year rolling average exchange rate which was used to mitigate the impact of currency fluctuations. The five-year rolling average exchange rates were 2.74, 2.71 and 2.51 Reais per U.S. Dollar at January 2006, 2007 and 2008, respectively. In March 2008, we established Mr. Fiamenghi's salary in Reais instead of U.S. Dollars, effective April 1, 2008, in an effort to mitigate exchange rate volatility.

Grants of Plan-Based Awards in Fiscal 2008

        The following table contains information relating to grants to the named executive officers during 2008 of awards under our Annual Incentive Plan and performance shares and stock options under our Stock Incentive Plan.

									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)
										Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. C. Scott	1/30/08	$625,000	$1,250,000	$2,500,000
	1/30/08				13,500	27,000	54,000				$876,420
	1/30/08								80,000	$33.82	$714,400
C. K. Beebe	1/29/08	$178,125	$356,250	$712,500
	1/29/08				5,100	10,200	20,400				$331,092
	1/29/08								30,200	$34.36	$273,612
J. C. Fortnum	1/29/08	$172,500	$345,000	$690,000
	1/29/08				5,350	10,700	21,400				$347,322
	1/29/08								31,600	$34.36	$286,296
J. L. Fiamenghi(5)	1/29/08	$204,650	$409,300	$818,600
	1/29/08				4,000	8,000	16,000				$259,680
	1/29/08								23,600	$34.36	$213,816
J. F. Saucier	1/29/08	$150,000	$300,000	$600,000
	1/29/08				4,000	8,000	16,000				$259,680
	1/29/08								23,600	$34.36	$213,816

(1)
These amounts reflect the terms of the awards under our Annual Incentive Plan. The actual amounts paid under the Annual Incentive Plan with respect to awards made in 2008 are included in amounts for 2008 in the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation table above.

(2)
These amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The amounts recognized as an expense in 2008 are included in the column captioned "Stock Awards" in the Summary Compensation Table above.

(3)
The exercise price for these options is the closing price on the date of grant.

(4)
This column shows the full grant date fair value of stock awards and option awards under SFAS 123R. Generally, the full grant date fair value is the amount the company would expense in its financial statements over the award's vesting schedule. As Mr. Scott is eligible for retirement, the fair value of his option awards is expensed in the year of grant. For stock options, fair value is calculated based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes, $9.06 for the grants on January 29, 2008 and $8.93 for the grant on January 30, 2008. For additional information on the valuation assumptions, see footnotes 2 and 12 in the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. We caution that the actual amount ultimately realized by the named executive officer from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The options vest in three equal installments on the first, second and third anniversaries of the date of grant.

(5)
Cash-based awards to Mr. Fiamenghi are paid in Brazilian Reais. In calculating the U.S. dollar equivalent for disclosure purposes, we used the average yearly exchange rate for 2008 (1.84).

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table contains information relating to stock options, performance shares and restricted shares held by our named executive officers at December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
S. C. Scott
	90,000				$13.89	01/17/11
	120,000				$14.52	10/25/11
	120,000				$14.33	10/24/12
	120,000				$16.92	10/30/13
	120,000				$24.70	11/04/14
	121,000				$25.83	01/23/16
	27,000	54,000	(1)		$33.80	01/22/17
		80,000	(2)		$33.82	01/29/18
										58,000	$1,673,300
C. K. Beebe
	16,000				$14.33	10/24/12
	16,000				$16.92	10/30/13
	36,000				$24.70	11/04/14
	40,000				$25.83	01/23/16
	10,166	20,334	(1)		$33.80	01/22/17
		30,200	(3)		$34.36	01/28/18
										22,000	$634,700
J. C. Fortnum
	26,000				$14.52	10/25/11
	33,000				$14.33	10/24/12
	33,000				$16.92	10/30/13
	36,000				$24.70	11/04/14
	36,000				$25.83	01/23/16
	10,666	21,334	(1)		$33.80	01/22/17
		31,600	(3)		$34.36	01/28/18
										23,000	$663,550
J. L. Fiamenghi
	40,000				$25.83	01/23/16
	7,933	15,867	(1)		$33.80	01/22/17
		23,600	(3)		$34.36	01/28/18
										17,200	$496,220
J. F. Saucier
	20,000				$29.80	04/02/16
	5,566	11,134	(1)		$33.80	01/22/17
		23,600	(3)		$34.36	01/28/18
							8,000	(6)	$230,800	14,500	$418,325

(1)
One half of these stock options vested on January 23, 2009, and the remaining half will vest on January 23, 2010.

(2)
One third of these stock options vested on January 30, 2009, and the other two thirds will vest in equal installments on January 30, 2010 and 2011, respectively.

(3)
One third of these stock options vested on January 29, 2009, and the other two thirds will vest in equal installments on January 29, 2010 and 2011, respectively.

(4)
Value stated is the value of unvested shares multiplied by the closing price of our shares of common stock on December 31, 2008 ($28.85).

(5)
Reflects unearned performance shares in the 2007 and 2008 performance plan awards (at the target performance level).

(6)
These shares of restricted stock will vest in equal installments on April 3, 2010 and April 3, 2011.

        There were two grants of options in 2001 when we changed the grant date from January to October and no annual grants in 2005 when we changed the grant date back to January.

Option Exercises and Stock Vested in Fiscal 2008

        The following table contains information concerning the exercise of stock options by our named executive officers and vesting of restricted shares held by them during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S. C. Scott
Options	—	—
Restricted Stock			—	—
C. K. Beebe
Options	—	—
Restricted Stock			—	—
J. C. Fortnum
Options	—	—
Restricted Stock			—	—
J. L. Fiamenghi
Options	—	—
Restricted Stock			—	—
J. F. Saucier
Options	—	—	4,000	$145,080
Restricted Stock

        Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the closing price on the date of exercise and the exercise price. Value realized on vesting of restricted shares is the closing price on the date of vesting multiplied by the number of shares vested.

Pension Benefits in Fiscal 2008

        The following table states the actuarial present value of each named executive officer's accumulated benefit under each of our pension plans.

        Cash Balance Plan.    Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees, including the named executive officers other than Mr. Fiamenghi. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee's eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee's years of service and reaches and remains at 10% after 35 years of service. The value of a participant's account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

        Mr. Fortnum participated in the Casco Pension Plan for Salaried Employees prior to his transfer from our Canadian subsidiary to the parent company on March 1, 1993. Mr. Fortnum has ceased to accrue benefits under this plan and has 7.5 years of credited service under the plan at December 31, 2008.

        Nonqualified Cash Balance Make-up Accounts.    To the extent that an employee's, including any named executive officer other than Mr. Fiamenghi, annual retirement income benefit under the Cash

Balance Plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits may be provided by our nonqualified Supplemental Executive Retirement Plan through a Cash Balance Make-up Account. All of the named executive officers other than Mr. Fiamenghi participate in Cash Balance Make-up Accounts. Our named executive officers other than Mr. Fiamenghi and Mr. Saucier were participants in a defined benefit plan operated by the company that owned us before we became an independent public company. These named executive officers who became officers of Corn Products International when we became an independent company (Mr. Scott, Ms. Beebe and Mr. Fortnum) receive additional pay credits in Cash Balance Make-up Accounts to offset a portion of pension benefits lost as a result of our becoming an independent public company and the change from a final average pay plan maintained by our predecessor to our Cash Balance Plan.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
S. C. Scott	Cash Balance Plan	35	$929,229	—
	Nonqualified Cash Balance Make-up Account	35	$3,278,059	—
C. K. Beebe	Cash Balance Plan	28	$300,657	—
	Nonqualified Cash Balance Make-up Account	28	$356,566	—
J. C. Fortnum	Cash Balance Plan	23	$204,844	—
	Nonqualified Cash Balance Make-up Account	23	$367,186	—
	Casco Pension Plan	7.5	$58,420	—
J. L. Fiamenghi	n/a	n/a	n/a	n/a
J. F. Saucier	Cash Balance Plan	2	$21,564	—
	Nonqualified Cash Balance Make-up Account	2	$29,257	—

(1)
For the U.S.-based named executive officers, the present value of the accumulated benefit reflects their current vested balances in the Cash Balance Plan and their Cash Balance Make-up Accounts which will be distributed upon termination, regardless of the age of the participant at termination. In addition, for Mr. Fortnum, the present value includes the present value of accumulated benefits in the Casco Pension Plan. See footnote 8 in the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans.

Nonqualified Deferred Compensation in Fiscal 2008

        The following table contains information concerning deferred compensation arrangements under our non-qualified Supplemental Executive Retirement Plan (SERP), excluding Cash Balance Make-up Accounts which are reflected in the above "Pension Benefits" table. Under the SERP, named executive officers can defer up to 20% of their annual compensation and up to 100% of the awards earned by them under our Annual Incentive Plan and any earned performance shares. Mr. Fiamenghi, who is an employee of our Brazilian subsidiary, does not participate in the SERP.

        Amounts deferred are, at the election of the named executive officer, deemed to be invested at the prime rate or in phantom units of our common stock, provided that earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends which is deemed to be invested in additional phantom stock units at the fair market value of a share on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

        Our SERP is an unfunded plan and is not ERISA-regulated or protected. SERP participants are general unsecured creditors of the company. Our SERP is a combination of plans that mirrors plans being operated by our former parent company at the time we became an independent public company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2008(1) ($)	Company Contributions in 2008(2) ($)	Aggregate Earnings in 2008(3) ($)	Aggregate Withdrawals/ Distributions in 2008(4) ($)	Aggregate Balance at December 31, 2008(5) ($)
S. C. Scott	$162,790	$162,790	$781,851	$7,203,153	$1,667,560
C. K. Beebe	$53,465	$53,465	$258,009	$2,146,187	$304,974
J. C. Fortnum	$292,453	$53,630	$27,479	$1,047,671	$682,721
J. L. Fiamenghi	n/a	n/a	n/a	n/a	n/a
J. F. Saucier	—	—	—	—	—

(1)
Employee contributions include any deferrals of annual compensation, including earned awards under the Annual Incentive Plan and any earned performance shares.

(2)
These amounts relate to the company match in Savings Plan Make-up Accounts and are also included in the named executive officers' compensation under "All Other Compensation" in the Summary Compensation Table.

(3)
Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock.

(4)
In December 2007, we provided participants in the SERP an opportunity to elect to receive the balances deferred in their Annual Deferral Accounts, Annual Incentive Plan Accounts, Performance Plan Accounts and Prior Plan Accounts in a lump sum during the third quarter of 2008. All of the distributed balances in these accounts were employee contributions and earnings on those contributions.

(5)
These balances include income from prior years which was deferred by the named executive officers and earnings on the amounts previously deferred as well as deferred 2008 income which is included as income in the Summary Compensation Table as well as in this amount. In the case of Mr. Scott and Ms. Beebe, the balances include deferrals of income earned with our predecessor before we became an independent public company.

Potential Payments upon Termination

No Employment Agreements

        Neither our Chief Executive Officer nor any of our other named executive officers has an employment contract. We have a letter of employment with Mr. Fiamenghi because we are required to do so under Brazilian law. This letter is dated April 2, 1971 and confirms Mr. Fiamenghi's beginning monthly salary at that time. The terms of these executives' severance, except Mr. Fiamenghi's, are the same as the terms for other salaried employees except in the event of a change in control. Mr. Fiamenghi's entitlements under Brazilian law are described below.

Potential Payments upon Termination or Change in Control

        For terminations other than relating to a change in control, the named executive officers are not entitled to receive any additional benefits that are not otherwise available to other salaried employees. These benefits may include distributions under the Cash Balance Plan, Retirement Savings Plan, retiree medical benefits, disability benefits, accrued vacation pay and death severance benefits. However, termination of senior executive officers may result in severance payments or a paid consulting arrangement for some period of time after termination in addition to the payments to which the executive is otherwise entitled in exchange for confidentiality, non-compete, non-solicitation or other agreements. Persons who retire, die or become disabled after the first year of a three-year cycle under our long-term incentive program will receive a prorated award for each such cycle payable after the end of the cycle when other participants receive their payments. If Mr. Scott is terminated for any reason or Ms. Beebe or Mr. Fortnum is terminated for any reason after reaching age 55, they will be entitled to the continuation of payments of premiums on their executive life insurance policies for their benefit and payments of amounts equal to taxes due as a result of such payments until the later of age 65 or the 15th year of the applicable insurance policies. In cases of prior retirements by persons who were executive officers, the Compensation Committee has exercised its discretion to accelerate the vesting of stock options and to transfer to the retiring executive title to the automobile being leased by the company for the use of the executive.

        In addition to payments described under the heading "Estimated Potential Payments upon Change in Control" on page 45, Mr. Fiamenghi would receive payments in accordance with our Brazilian subsidiary's policies. Under a Brazilian statute we deposit an amount equal to 8% of Mr. Fiamenghi's monthly salary into a government bank account under the Government Severance Indemnity Fund for Employees (FGTS) that earns interest at an annual rate of 6% and is adjusted for inflation. In the event of termination with or without cause as defined in the Brazilian statute, Mr. Fiamenghi is entitled to the amount in the account. He is also entitled to that amount upon reaching retirement age, which he has reached. If he is terminated without cause (as defined in the Brazilian statute), he is entitled to receive that amount plus 40% of the sum of all contributions to and earnings in that account (whether or not previously distributed), which we are required to provide. The amount due to Mr. Fiamenghi under his severance agreement with us will be reduced by all or any portion of such additional 40% received by Mr. Fiamenghi.

Executive Severance Agreements

        We have a severance agreement with each of the named executive officers that requires us to make certain payments and provide certain benefits if the officer's employment is terminated by us other than because of death, "Disability" or "Cause" or is terminated by the officer for "Good Reason" within two years after a change in control of the company.

        Under the Severance Agreements a change in control results from any of the following:

  •
  the acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock other than pursuant to most transactions in which we directly issue or purchase shares of our common stock,

  •
  a majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

  •
  a merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser, or

  •
  the consummation of a plan of our complete liquidation or dissolution.

        For the purposes of the Severance Agreements:

  •
  We have "Cause" to terminate the named executive officer if the named executive officer (a) has willfully engaged in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the named executive officer at our expense or (2) is demonstrably and materially injurious to our financial condition or reputation, (b) has willfully violated the provisions of the confidentiality or non-competition agreement entered into between the company or any of its subsidiaries and the named executive officer or (c) has committed a felony.

  •
  The named executive officer is said to have "Good Reason" to terminate his or her employment (and thereby become entitled to the benefits described below) if we reduce the named executive officer's base salary, require the named executive officer to relocate more than 35 miles from his or her office location immediately prior to the change in control, reduce in any manner which the officer reasonably considers important the named executive officer's title, job authorities or responsibilities immediately prior to the change in control or take certain other actions as specified in the definition.

        Each severance agreement requires, as a precondition to the receipt of payments, that the named executive officer sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include a prohibition of soliciting or recruiting any of our employees or consultants that would apply for one year following the named executive officer's termination of employment (two years in the case of Mr. Scott) and confidentiality provisions that would apply for an unlimited period of time following the named executive officer's termination of employment.

        The agreements provide for the payment of salary and vacation pay accrued through the termination date plus amounts under the Annual Incentive Plan based on the assumption that the target award level was achieved, prorated for the relevant year or portion thereof. In addition, the terminated officer would receive, as a severance payment, a lump sum amount equal to three times the sum of his or her (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) his or her target Annual Incentive Plan payment for the year in which the termination occurs. We provide this level of severance because we believe it to be typical and necessary to provide a competitive benefit. Mr. Fiamenghi's lump sum payment would be reduced by 40% of the sum of the balance of his Brazilian government-mandated FGTS account and previous distributions from that account.

        The agreements provide for certain continued insurance and other benefits for a period of 36 months (if the named executive officer is at least 62 years old, our Compensation Committee has the discretion to provide such continued insurance and other benefits only until the executive officer attains age 65) and certain allowances for a period of three months, which include, based on current allowances, continued use of a leased car for three months. These agreements also provide for accelerated vesting pursuant to our Stock Incentive Plan of the terminated officer's then unvested restricted stock awards and other stock-based awards, including, but not limited to, performance share awards under our long-term incentive compensation program on a change in control.

        These agreements also provide for the terminated executive to receive three additional years of service under our Cash Balance Plan based on the executive's target total cash compensation (if the executive is at least 62 years old he or she will receive a pro rata amount of additional service credits based on the number of full months until the executive reaches age 65) and three years of benefits under his or her nonqualified Cash Balance Make-up Account. These agreements also provide for vesting of the executive's accounts under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts, if they are not already vested.

        The officer will receive cash payments or nonqualified plan credits equal to three years of employee matching contributions in addition to the contributions made to the Retirement Savings Plan and Savings Plan Make-up Accounts. These agreements also provide for vesting of officer's accounts under the Retirement Savings Plan and Savings Plan Make-up Accounts, if they are not already vested.

        The officer will receive the cash value of his or her current RHSCA and related dependent account, plus the value of three additional years of company contributions to that account. These agreements also provide for vesting of the officer's current RHSCA and related dependent account, if they are not already vested.

        We will provide a terminated officer with executive-level outplacement services for a period of one year from the date of his or her termination of employment. Such outplacement services are required to be provided through an outplacement firm that is mutually agreed upon by the parties.

        We will reimburse any excise tax paid by the terminated officer as a result of payments under his or her severance agreement unless a 10% reduction in the payments would make the excise tax inapplicable, in which case the payments will be reduced by the least amount that would make the excise tax inapplicable. If we are barred from providing any of the benefits contemplated by the severance agreements, we are obligated to arrange to provide substantially similar benefits or the after-tax cash equivalent.

        To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

Change in Control Provisions of the Stock Incentive Plan

        The Stock Incentive Plan provides that upon a change in control, all outstanding awards made under it will be surrendered to the company in exchange for a cash payment except, in the case of a merger or similar transaction in which the shareholders receive publicly traded common stock, all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. These provisions are intended to permit our senior executives to focus on our success in the event of a change in control and to encourage them to remain in our employ in the event of a possible change in control. These provisions are similar to terms of other companies' stock incentive plans and are included in part because we believe we need to do so to provide a competitive compensation package.

Estimated Potential Payments upon Change in Control

        The estimated amounts payable to each named executive officer upon a change in control and termination of the named executive officer's employment for reasons other than for death, "Disability" or "Cause," by us or our successor or by the named executive officer for "Good Reason" within two years after a change in control in accordance with the terms of the severance agreements discussed above, are shown in the table below. The amounts assume such termination was effective as of December 31, 2008 and are estimates of the amounts that would be paid to the executives upon their termination. Due to a number of factors that affect the nature and amount of any benefits, actual payments paid or distributed to the other named executive officers may be different from the amounts in the table. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age.

	S. C. Scott		C. K. Beebe	J. C. Fortnum	J. L. Fiamenghi		J. F. Saucier
Cash Severance	$6,750,000	(11)	$2,493,750	$2,415,000	$2,458,528	(10)	$2,100,000
Pro rata Bonus Payment(1)	$1,250,000		$356,250	$345,000	$409,300		$300,000
Early Vesting of Stock Options(2)(3)	$—		$—	$—	$—		$—
Early Vesting of Restricted Stock(2)(4)	$—		$—	$—	$—		$230,800
Early Vesting of Performance Shares(2)(5)	$3,184,760		$1,144,040	$1,174,960	$902,864		$675,076
Retirement Benefit Payment(6)	$213,256		$320,742	$298,715	$—		$134,821
Defined Contribution Plan Payments(7)	$73,579		$201,795	$202,290	$239,545		$73,872
Health and Welfare Benefit Values	$30,162	(12)	$30,163	$50,609	$16,102		$48,395
Post Retirement Medical Coverage(8)	$574		$59,642	$45,812	$—		$8,212
Outplacement Services	$—		$25,000	$25,000	$25,000		$25,000
Personal Allowances	$4,683		$3,207	$3,604	$4,050		$3,623
Excise Tax and Gross Up	$—		$1,443,298	$1,406,291	$—		$1,219,207
Executive Life Insurance(9)	$—		$64,717	$158,098	$—		$—
FGTS Payment(10)	$—		$—	$—	$406,571		$—

Total	$11,507,014		$6,142,604	$6,125,379	$4,461,960		$4,819,006

(1)
Pro rata target award based on guaranteed pro rata target payment under severance agreements.

(2)
Upon a change in control, all outstanding options will become fully exercisable, all restrictions imposed on outstanding shares of restricted stock will immediately lapse and all outstanding performance shares will immediately vest as described in footnote 5.

(3)
Based on Corn Products stock price of $28.85 (the closing price on December 31, 2008) minus the applicable exercise price, which in each case exceeded $28.85.

(4)
The number of shares of restricted stock multiplied by $28.85.

(5)
Reflects the target number of performance shares for the 2006 through 2008, 2007 through 2009 and 2008 through 2010 performance periods multiplied by the highest stock price of a share of common stock during the 90-day period immediately preceding the date of the assumed change in control ($30.92).

(6)
Reflects only the additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts due to a change in control (three extra years of service credits) as well as the continuation of vesting over the severance period. For Mr. Scott, who is over age 62, this amount has been prorated to age 65.

(7)
Reflects cash payments or nonqualified plan credits equal to three years of employer matching contributions under the Retirement Savings Plan and the Savings Plan Make-up Accounts as well as the continuation of vesting over the severance period. For Mr. Fiamenghi, the amount reflects three years of employer contributions under his Brazilian defined contribution plan. For Mr. Scott, who is over age 62, this amount has been prorated to age 65.

(8)
Executive officers are vested in their RHCSA accounts at age 55 with 10 years of service. Upon a change in control, each named executive officer would receive three additional years of service credits and company contributions and become vested in their RHCSA accounts, if not already vested. For Mr. Scott, who is over age 62, this amount has been prorated to age 65. Mr. Fiamenghi does not participate in a RHCSA account.

(9)
As a result of a change in control, Ms. Beebe and Mr. Fortnum would continue to participate in the Executive Life Insurance Plan (absent a change in control, participation would cease as these executives are not 55 years of age at the assumed time of termination). The amounts shown reflect the estimated sum of the continued payments these executives would receive to assist in the payment of premiums on life insurance policies for their benefit and to assist in the payment of taxes due as a result of such payments.

(10)
Upon termination of employment from our Brazilian subsidiary following a change in control, Mr. Fiamenghi would receive the balance in his government-mandated FGTS account, an additional 40% of the sum of that balance and previous distributions from that account which is required when termination is without cause, plus three years of salary continuation under his executive severance agreement. The FGTS amount shown is the additional 40% payment. His cash severance amount has been reduced (from $2,865,099 to $2,458,528) by the additional 40% payment on his FGTS account. An exchange rate of 1.84 Reais/USD (the 2008 average rate) has been used to convert payments in Brazilian Reais to U.S. Dollars.

(11)
For Mr. Scott, the Compensation Committee has discretion to provide a prorated cash severance payment since he is over age 62. This amount, however, assumes the Committee would not exercise this discretion.

(12)
For Mr. Scott, the Compensation Committee has discretion to provide a prorated health and welfare value since he is over age 62. This amount, however, assumes the Committee would not exercise this discretion.

Compensation Committee Report

        The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed "Compensation Discussion and Analysis," and, on the basis of that review and discussion, recommended that that section be included in our Annual Report on Form 10-K and in this proxy statement.

                      Compensation Committee
                      R. J. Almeida, Chairman
                      P. Hanrahan
                      W. S. Norman

Equity Compensation Plan Information as of December 31, 2008

        The following table provides information as of December 31, 2008 about the company's equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(5)
Equity compensation plans approved by security holders	4,770,164	(1)	$24.76	(2)	4,376,415
Equity compensation plans not approved by security holders	110,220	(3)	N/A		516,734

Total	4,880,384		$24.76	(4)	4,893,149

(1)
This amount includes an aggregate of 288,378 shares of company common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the company in shares of company common stock. The amount included in this column in respect of these performance awards assumes that all such performance awards vest 100%.

(2)
This price does not take into account the 288,378 performance share target awards referenced in footnote 1, because those awards have no exercise price.

(3)
This amount assumes that all phantom stock units of the company credited to the Deferred Compensation Plan for Outside Directors and the Supplemental Executive Retirement Plan accounts of the participating directors and executive officers will be paid in the form of our common stock.

(4)
This price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 288,378 performance share target awards referenced in footnote 1, because those awards have no exercise price.

(5)
These amounts assume issuance of shares of company common stock at $28.85, the closing price for a share of our common stock on December 31, 2008.

Independence of Board Members

        Under the rules of the New York Stock Exchange, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In addition, the New York Stock Exchange rules stipulate that certain relationships preclude a director from being considered to be independent. The board has determined that each director and nominee for director, except for Mr. Samuel C. Scott III, the company's Chief Executive Officer, and Mr. Luis Aranguren-Trellez, is independent.

        In making its determination as to the independent directors, the board reviewed relationships between the company and the directors, including ordinary course relationships arising from transactions on terms and conditions substantially similar to those with unaffiliated third parties between the company and entities (all of which represented substantially less than one percent of the revenues of the other entities) where the directors or their immediate family members are directors, advisory board members, executive officers or employees or own equity of five percent or more of that entity (Messrs. Almeida, Hanrahan, Kastory, Ringler and Ms. Klein). The board also reviewed the company's contributions to charitable organizations (none of which exceeded $20,000 in any year) where the directors or their immediate family members serve as officers, directors or trustees (Messrs. Almeida, Kenny, Norman and Ringler and Ms. Hendricks and Ms. Klein).

Review and Approval of Transactions with Related Persons

        The board has adopted a policy and procedures for review, approval and monitoring of transactions involving the company and "related persons" (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the company's outstanding stock). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

        Related person transactions must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director then by all of the disinterested independent members of the board. In considering the transaction, the committee or independent directors will consider all relevant factors, including as applicable

  •
  the size of the transaction and the amount payable, directly or indirectly, to a related person,

  •
  the nature of the interest or involvement of the related person in the transaction,

  •
  whether the transaction creates an appearance of a conflict of interest or unfair dealing,

  •
  whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

  •
  whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties and

  •
  the impact of the transaction on the company and its stockholders.

Procedures

  •
  The Chief Financial Officer will advise the Chairman of the Audit Committee of any related person transaction of which she becomes aware.

  •
  The Audit Committee will consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or ratification of the related person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related person transaction will be considered at the board's next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

  •
  Except as set forth below, any related person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the company unless the consummation of the transaction is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related person transactions in advance, so as to allow appropriate review under the company's guidelines.

  •
  If the company enters into a transaction that (i) the company was not aware constituted a related person transaction at the time it was entered into but which it subsequently determines is a related person transaction prior to full performance thereof or (ii) did not constitute a related person transaction at the time such transaction was entered into but thereafter becomes a related person transaction prior to full performance thereof, then in either such case the related person transaction will be presented for ratification in the manner set forth above. If the related person transaction is not ratified, then the company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the company act in breach of any contractual obligations or otherwise expose itself to legal liability.

  •
  The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related person transaction not less than annually, or upon termination of or anticipated significant change in the related person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related person transaction.

        Currently the only related person transactions are transactions at competitive market rates, through the company's Mexican subsidiary, with companies owned or controlled indirectly by the family of Mr. Aranguren-Trellez described below.

Certain Relationships and Related Transactions

        Transactions with Subsidiaries of Arancia Industrial, S.A. de C.V.    In connection with the acquisition by the company from companies controlled by the family of Mr. Luis Aranguren-Trellez of the outstanding minority interest in the company's subsidiary, CPIngredientes, S.A. de C.V., the Aranguren family obtained the right, through January 2010, to require the company to repurchase the shares of the company's common stock originally received by the Aranguren family and related entities. At March 23, 2009, the Aranguren family and related entities held 500,000 shares of our common stock.

        We, through CPIngredientes, S.A. de C.V., continue to engage in transactions at competitive market rates, with companies owned or controlled indirectly by the Aranguren family. During 2008, we sold steam water and starch at commercial market rates in an amount totaling approximately $812,704 (net of VAT) to a company controlled by Mr. Aranguren-Trellez' family and made payments of approximately $74,776 (net of VAT) and $43,951 (net of VAT) to that company and another company controlled by Mr. Aranguren-Trellez' family to lease office space for CPIngredientes, S.A. de C.V. and to purchase enzymes and services. Sales of steam water and starch to the company controlled by Mr. Aranguren-Trellez' family are expected to continue in 2009 in the amount of approximately $900,000, and we continue to lease office space from the other company controlled by Mr. Aranguren-Trellez' family.

 2008 and 2007 Audit Firm Fee Summary

        Following is a summary of professional services provided by the company's independent auditors, KPMG LLP, during the years ended December 31, 2008 and 2007, and the related fees:

	2008	2007
Audit fees for the annual consolidated financial statements and internal control over financial reporting and completion of limited reviews of quarterly financial information and foreign statutory audits	$2,837,000	$2,571,000
Total audit-related fees	302,000	156,000
Total tax fees	13,000	77,000
All other fees	2,000	2,000

Audit-Related Fees

        The audit-related fees include benefit plan audits, review of government filings, SEC filings, due diligence and consultation on the application of accounting principles.

Tax Fees

        The tax fees relate to tax compliance and consultation in the various countries in which the company operates.

All Other Fees

        All other fees include access fees relating to on-line research resources.

        All audit, audit-related, tax services and other fees performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence.

Audit Committee Report

        The Audit Committee of the Board of Directors reports that it has: (i) reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2008; (ii) discussed with KPMG LLP, the independent registered public accounting firm serving as the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence and discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the board that the audited financial statements of the company for the fiscal year ended December 31, 2008 be included in the company's Annual Report on Form 10-K for 2008 for filing with the Securities and Exchange Commission.

                      Audit Committee
                      B. A. Klein, Chairperson
                      B. H. Kastory
                      J. M. Ringler

 Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, as the Independent Registered Public Accounting Firm of the company and its subsidiaries, in respect of the company's operations in 2009. Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain audit-related and tax services for the company. Although the company is not required to seek stockholder approval of this appointment, the board currently believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the company's and our stockholders' best interests.

        The Board and Audit Committee recommend that you vote FOR the following proposal:

        RESOLVED:    that the appointment by the Audit Committee of the Board of Directors of the firm of KPMG LLP as the Independent Registered Public Accounting Firm of the company and its subsidiaries, in respect of the company's operations in 2009, is hereby ratified.

Proposal 3. Stockholder Proposal to Request the Board of Directors to Eliminate Classification
of the Terms of the Board of Directors to Require that All Directors Stand for Election Annually

        We have been advised that Mr. Gerald R. Armstrong, whose address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, intends to present the following proposal for consideration at our annual meeting.

RESOLUTION

        That the shareholders of CORN PRODUCTS INTERNATIONAL, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

SUPPORTING STATEMENT

        The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

        Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

        The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

        A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporate Governance and Equity Prices" (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards)

and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

        While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

        The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

        If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

        The Board makes No Voting Recommendation to Stockholders with respect to the foregoing Stockholder Proposal.

 Other Matters

        We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy card is authorized to vote on them using his or her best judgment.

Other Information

        Any stockholder who wishes to receive a separate copy of this proxy statement or our annual report to stockholders, or a print copy of the company's Governance Principles and Policies on Business Conduct, or any of the charters of the board's committees, can do so by contacting the Corporate Secretary of the company, by telephone at 708-551-2600 or by mail at the company's principal executive office, the address of which is Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154. Please note that the information on our website is not incorporated by reference in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the company's directors and executive officers to file timely reports of holdings and transactions in the company's common stock (including derivatives thereof) with the SEC. The company has reviewed the forms filed on behalf of its directors and executive officers during and with respect to 2008 and has also reviewed other information including written representations that no annual SEC Form 5 report was required by such directors and executive officers. Based on this review, the company believes that none of its directors and executive officers failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2008.

Additional Information

        The company files annual, quarterly and special reports, proxy statements and other information with the SEC as required. SEC filings are generally available to the public from commercial document retrieval services, on the company's website at http://www.cornproducts.com and on the Internet website maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The company also files certain reports and other information with the New York Stock Exchange, on which the company's common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        YOU MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES (UPON REQUEST, EXHIBITS THERETO WILL BE FURNISHED SUBJECT TO PAYMENT OF A SPECIFIED FEE) BY SENDING A WRITTEN REQUEST TO CORN PRODUCTS INTERNATIONAL, INC., 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, ATTENTION: CORPORATE SECRETARY. Alternatively, you can access our 2008 Annual Report to Stockholders, which includes our 2008 Annual Report on Form 10-K and other financial information, on the investors section of our website at: http://www.cornproducts.com.

        Please cast your vote on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to vote by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a broker, bank or other nominee, please cast your vote by following the instructions provided on that form.

By order of the Board of Directors,

Mary Ann Hynes Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

April 9, 2009

APPENDIX A

CORN PRODUCTS INTERNATIONAL
BOARD MEMBERSHIP AND DIRECTOR CANDIDATE SELECTION CRITERIA

        The Board consists of a substantial majority of "independent" directors, as defined in the Rules of the New York Stock Exchange. Candidates are identified for the contributions they can make to the deliberations of the Board and their ability to represent impartially all of the Company's stockholders, and are considered regardless of race or gender.

        In addition to other considerations, all potential nominees are expected to have:

  •
  the highest personal and professional ethics, integrity and values

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  education and breadth of experience to understand business problems and evaluate the possible solutions

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  the ability to work well with others

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  respect for the views of others and an open-minded approach to problems

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  a reasoned and balanced commitment to the social responsibilities of the Company

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  an interest and availability of time to be involved with the Company and its employees over a sustained period

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  stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company

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  the willingness to objectively appraise management performance in the interest of the stockholders

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  an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders

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  no involvement in other activities or interests that create a conflict with the director's responsibility to the Company and its stockholders

        The above attributes are expected to be maintained by Board members as a condition of their ongoing membership to the Board. The Corporate Governance and Nominating Committee reviews the makeup of the Board and the tenure of its members at least annually to help determine the number and experience of directors required.

        The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the Committee's assessment of the needs of the Board, and not all criteria may be applicable to each vacancy. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and Nominating Committee in connection with a particular vacancy or as otherwise deemed appropriate by the Committee. Candidates should have all or a majority of the following Important/Desired Attributes:

          1.     Candidates should be actively employed as a CEO, or a President, Chief Financial Officer, or General Manager (or a comparable position of responsibility) with reasonable expectations of becoming a CEO, of a publicly traded company (or a significant private company) with at least $1-$3 billion in sales

          2.     International business experience

          3.     Financial responsibility during career and financial literacy

          4.     General management experience during career

          5.     Experience on publicly-traded/significant private company boards

          6.     Experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly-traded companies

          7.     Contribution to board diversity

          8.     Not nearing or planning for retirement within next five years

          9.     Actively employed in a manufacturing or continuous process type industry, although past experience in a manufacturing or continuous process type of industry or experience in other industries may be suitable as well.

FOLD AND DETACH HERE FOLD AND DETACH HERE 2009 Annual Meeting of Stockholders Wednesday, May 20, 2009 9:00 a.m. at the Westbrook Corporate Center Meeting Facility Annex between Towers 2 and 5, Westchester, Illinois 60154 Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted. The use of cameras at the annual meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room. ADMISSION TICKET THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of Corn Products International, Inc., acknowledges receipt of the Proxy Statement dated April 9, 2009, and except as described in the next paragraph appoints SAMUEL C. SCOTT III and MARY ANN HYNES, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held Wednesday, May 20, 2009, at 9:00 a.m., local time, at the Westbrook Corporate Center Meeting Facility, Westchester, Illinois 60154, and at any adjournment(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side. With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Corn Products International, Inc. Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties. If you wish to vote the Corn Products shares allocated to your Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Time on Sunday, May 17, 2009, and such instructions by mail must be received by 11:59 p.m. Eastern Time on Friday, May 15, 2009. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Company’s Board of Directors recommends. IF YOU WISH TO VOTE BY THE INTERNET, TELEPHONE OR MAIL, PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE. Corn Products International, Inc. encourages you to take advantage of convenient ways to vote these shares for matters to be covered at the 2009 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Annual Meeting of Stockholders - To Be Held Wednesday, May 20, 2009 (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (Continued, and to be signed and dated, on the reverse side.) Address Changes/Comments: _____________________________________________________________________________ M11868-#1395 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ADMISSION TICKET

THIS PROXY CARD / VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CORN PRODUCTS INTERNATIONAL, INC. M11867-#1395 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card / voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card / voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Corn Products International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 5 WESTBROOK CORPORATE CENTER WESTCHESTER, ILLINOIS 60154 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. To ratify the appointment of KPMG LLP as the Independent Registered Public Accounting Firm of the Company and its subsidiaries, in respect of the Company’s operations in 2009. The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2, but will not be voted with respect to item 3. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, each person named in this proxy/voting instruction will vote in his or her or its discretion. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except Yes No Vote on Directors 01) Luis Aranguren-Trellez 02) Paul Hanrahan 03) William S. Norman THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2. 1. To elect the following Nominees to serve as Class III Directors for a term expiring at the 2012 Annual Meeting of Stockholders: Nominees: Vote on Proposal If you vote using the Internet or vote by phone, please do not mail your proxy. THANK YOU FOR VOTING THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO ITEM 3. Vote on Proposal 3. To request the Board of Directors to Eliminate Classification of the Terms of the Board of Directors to Require that All Directors Stand for Election Annually. Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc., should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.